Filed pursuant to Rule 424(B)(5)
Registration No. 333-117607

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the attached prospectus are not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated March 13, 2007 to Prospectus dated July 23, 2004

Equity Units
(Initially Consisting of      Corporate Units)

The Stanley Works

Floating Rate Equity Units

The Stanley Works is offering          Floating Rate Equity Units. Each Equity Unit will have a stated amount of $1,000 and will initially consist of a purchase contract issued by us and a $1,000 principal amount senior convertible note due May 17, 2012, issued by us, which we refer to as a Corporate Unit.

•	The purchase contract will obligate you to purchase from us, on May 17, 2010, for a price of $1,000 in cash, a variable number of shares of our common stock, which will not exceed shares (subject to anti-dilution adjustments), depending on the volume-weighted average price of our common stock over the 20-trading day period ending on the third trading day prior to May 17, 2010. If the volume-weighted average price of our common stock on a trading day during such 20-trading day period is less than or equal to $ , the number of shares you will receive for such trading day will be shares of our common stock, and if such volume-weighted average price is greater than $ , the number of shares you will receive for such trading day will be a number of shares of our common stock equal to $50 divided by such volume-weighted average price. The number of shares you will receive on May 17, 2010 will be the sum of the number of shares you are owed for each of the 20 trading days in such 20 trading day period.

•	We will pay you quarterly contract adjustment payments equivalent to the amount of % per year on the stated amount of $1,000 per Equity Unit, as described in this prospectus supplement.

•	The notes will initially bear interest at an annual rate of 3-month LIBOR minus %, payable quarterly. The notes will be remarketed as described in this prospectus supplement. In connection with this remarketing, the interest rate on the notes may be reset, and thereafter interest will be payable at the reset rate as described in this prospectus supplement, provided that the interest rate after such reset will not be less than 3-month LIBOR minus %, reset quarterly.

•	Prior to the twenty-second scheduled trading day immediately preceding the maturity date of the notes, holders of notes may convert their notes only upon the occurrence of any of the specified transactions or events described in this prospectus supplement. On and after the twenty-second scheduled trading day immediately preceding the maturity date until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

•	The conversion rate will be shares of our common stock, equivalent to a conversion price of approximately $ per share of common stock. The conversion rate will be subject to adjustment as described herein. In addition, following a cash merger that occurs prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such cash merger in certain circumstances.

•	Upon conversion, holders of notes will receive cash and, if applicable, shares of our common stock, or a combination thereof at our election and as described in this prospectus supplement.

•	You can create Treasury Units from Corporate Units by substituting Treasury securities for your notes comprising a part of the Corporate Units, and you can recreate Corporate Units by substituting your notes for the Treasury securities comprising a part of the Treasury Units, in each case, subject to certain conditions described in this prospectus supplement.

•	Your notes or Treasury securities, as the case may be, that are components of Equity Units will be pledged to us to secure your obligation under the related purchase contract.

•	If there is a successful remarketing of the notes as described in this prospectus supplement, and you hold Corporate Units, the proceeds from the remarketing will be used to satisfy your payment obligations under the purchase contract, unless you have elected to settle with separate cash.

This offering of Equity Units is being made concurrently with the initial public offering of our         % Notes due 2010 pursuant to a separate prospectus supplement. Our common stock is listed and traded on the New York Stock Exchange under the symbol ‘‘SWK.’’ The reported last sale price of our common stock on the New York Stock Exchange on March     , 2007 was $         per share. We intend to apply for listing of the Corporate Units on The New York Stock Exchange. We expect trading of the Corporate Units on The New York Stock Exchange to commence on or about                , 2007. Prior to this offering, there has been no public market for the Corporate Units. This offering of Equity Units is not contingent upon completion of the offering of the         % Notes due 2010.

Investing in our Corporate Units involves risks. See ‘‘Risk Factors’’ beginning on page S-27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Corporate Unit	Total
Initial Public Offering Price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to The Stanley Works	$	$

The public offering price set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest attributable to the notes will accrue for purchasers in this offering from March     , 2007.

The underwriters may also purchase up to an additional           Corporate Units at the public offering price less the underwriting discounts and commissions until 12 days after the date of this prospectus supplement in order to cover over-allotments, if any.

The underwriters expect to deliver the Corporate Units in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about          , 2007.

Joint Book-Running Managers

Banc of America Securities LLC	Citigroup Structuring Agent	Morgan Stanley Structuring Agent

Goldman, Sachs & Co.	UBS Investment Bank

Barclays Capital	BNP Paribas	HSBC	Merrill Lynch & Co.

Prospectus Supplement dated March    , 2007.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only upon the information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Equity Units in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains the terms of this offering of Equity Units. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference in making your investment decision. You should also read and consider the additional information under the caption ‘‘Where You Can Find More Information.’’

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We incorporate by reference information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement. Any information contained in this prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified, superseded or updated to the extent that information contained in this prospectus supplement or any subsequently filed document incorporated or deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or updates such earlier information. Any information so modified, superseded or updated will not be deemed, except as so modified, superseded or updated, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below and all future documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports furnished under items 2.02 and 7.01 of Form 8-K):

•	Annual Report filed on Form 10-K for the fiscal year ended December 30, 2006;

•	Current Reports filed on Form 8-K on January 11, 2007 and January 17, 2007; and

•	Description of our common stock filed on Form 8-A on October 29, 1985.

You may request a copy of any filings referred to above, at no cost, by contacting us at the following address or telephone number: The Stanley Works, 1000 Stanley Drive New Britain, Connecticut 06053, Attention: Treasurer, telephone number (860) 225-5111.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate statements that are ‘‘forward-looking’’ within the meaning of the Private Securities Litigation Reform Act of 1995.

Those statements include trend analyses and other information relative to markets for our products and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as ‘‘may,’’ ‘‘should,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘intends,’’ ‘‘projects,’’ ‘‘goals,’’ ‘‘objectives,’’ or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus supplement, the accompanying prospectus and other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus supplement and the accompanying prospectus.

A variety of factors could cause our actual results to differ materially from the expected results expressed in the company’s forward-looking statements, including those set forth in the risk factors and elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others, the following possibilities:

•	inability to maintain and improve the overall profitability of the Company’s operations;

•	inability to limit the impact of steel and other commodity and material price inflation through price increases and other measures;

•	inability to capitalize on future acquisition opportunities and fund other initiatives;

•	inability to invest in routine business needs;

•	inability to efficiently and promptly integrate recent (as well as future) acquisitions and achieve anticipated synergies;

•	failure to continue improvements in productivity and cost reductions in all aspects of the Company’s operations;

•	failure to identify and effectively execute overhead cost reduction opportunities;

•	inability to successfully settle routine tax audits;

•	inability to access credit markets under satisfactory terms;

•	inability to negotiate satisfactory payment terms for the purchase and sale of goods, material and products;

•	inability to sustain the success of the Company’s marketing and sales efforts, including the Company’s ability to recruit and retain an adequate sales force and to maintain its customer base;

•	inability of the sales force to adapt to any changes made in the sales organization and achieve adequate customer coverage;

•	inability to stimulate demand for the Company’s products;

•	loss of significant volumes of sales from the Company’s larger customers;

•	inability to maintain current production rates in the Company’s manufacturing facilities, to respond to significant changes in product demand, or to fulfill demand for new and existing products;

•	inability to continue successfully managing and defending claims and litigation;

•	increased pricing pressures and other changes from customers and competitors and the inability to defend market share in the face of competition;

•	continued consolidation of customers, particularly in consumer channels;

•	inventory management pressures on the Company’s customers;

•	changes in trade, monetary, tax and fiscal policies and laws;

•	the final geographic distribution of future earnings and the effect of currency exchange fluctuations and impact of dollar/foreign currency exchange and interest rates on the competitiveness of products, the Company’s debt program and the Company’s cash flow;

•	the strength of the United States and global economies;

•	the impact of events that cause or may cause disruption in the Company’s distribution and sales networks, such as war, terrorist activities, political unrest, and recessionary or expansive trends in world economies; and

•	inability to mitigate cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement.

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the sections entitled ‘‘Risk Factors,’’ in this prospectus supplement and the accompanying prospectus, as well as the section entitled ‘‘Risk Factors’’ on Form 10-K incorporated by reference herein and our financial statements and the notes thereto incorporated by reference into this prospectus supplement before making an investment decision. Unless otherwise indicated, all references in this prospectus supplement to ‘‘the Company,’’ ‘‘Stanley,’’ ‘‘we,’’ ‘‘our,’’ ‘‘us,’’ or similar terms mean The Stanley Works and its subsidiaries.

The Company

The Stanley Works was founded in 1843 by Frederick T. Stanley and incorporated in 1852. The Company is a worldwide producer of tools for professional, industrial and consumer use and security products. Stanley® is a brand recognized around the world for quality and value.

In 2006, the Company had net sales of $4.0 billion from continuing operations and employed approximately 17,600 people worldwide. The Company’s principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and its telephone number is (860) 225-5111.

Business Segments

The Company’s operations are classified into three business segments: Consumer Products, Industrial Tools and Security Solutions.

Consumer Products

The Consumer Products segment manufactures and markets hand tools, consumer mechanics tools, storage units and hardware. These products are sold to retailers (including home centers, mass merchants, hardware stores, and retail lumber yards) as well as through third party distributors.

Hand tools include measuring and leveling tools, planes, hammers, demolition tools, knives and blades, screwdrivers, saws, chisels, consumer tackers and staples, as well as electronic leveling and measuring devices. The Company markets its hand tools under the Stanley®, FatMax®, FatMax® Xtreme™, FatMax® XL™, Powerlock® and IntelliTools™ brands, as well as under certain retailers’ private label brands.

Consumer mechanics tools include wrenches, sockets, metal tool boxes and cabinets which are marketed under the Stanley® and ZAG® brands, as well as under certain retailers’ private label brands.

Storage units include plastic tool boxes and storage systems which are marketed under the Stanley® and ZAG® brands.

Hardware includes hinges, gate hardware, cabinet pulls, hooks, braces and shelf brackets which are marketed under the Stanley® and National® brands.

Industrial Tools

The Industrial Tools segment manufactures and markets: professional mechanics tools and storage systems; pneumatic tools and fasteners; plumbing, heating, air conditioning and roofing tools; hydraulic tools and accessories; assembly tools and systems; electronic leveling and measuring tools; and Stanley supply and services (specialty tools). These products are sold to customers and distributed primarily through third party distributors as well as through direct sales forces.

Professional mechanics tools and storage include wrenches, sockets, electronic diagnostic tools, tool boxes and high-density industrial storage and retrieval systems. Professional mechanics tools are marketed under the Stanley®, Proto®, Facom®, USAG®, MAC®, Jensen®, Vidmar® and Blackhawk™ by Proto® brands.

Pneumatic tools and fasteners include Stanley®, Bostitch®, and Atro® fastening tools and fasteners (nails and staples) used for construction, remodeling, furniture making, pallet manufacturing and other applications involving the attachment of wooden materials.

Plumbing, heating, air conditioning and roofing tools include pipe wrenches, pliers, press fitting tools, and tubing cutters which are marketed under the Virax® brand.

Hydraulic tools and accessories include Stanley® hand-held hydraulic tools and accessories used by contractors, utilities, railroads and public works as well as LaBounty® mounted demolition hammers and compactors designed to work on skid steer loaders, mini-excavators, backhoes and large excavators.

Assembly tools and systems include electric and pneumatic assembly tools marketed under the Stanley® brand. These are high performance precision tools, controllers and systems for tightening threaded fasteners used chiefly by vehicle manufacturers.

Electronic leveling and measuring tools include laser and optical leveling and measuring devices and accessories utilized primarily by contractors, surveyors, engineers and other professionals and do-it-yourself individuals. These products are marketed under the CST®, David White® and Rolatape® brands.

Stanley supply and services distributes specialty tools for assembling, repairing and testing electronic equipment.

Security Solutions

The Security Solutions segment is a provider of access and security solutions as well as security monitoring systems and services primarily for retailers, educational and healthcare institutions, government, financial institutions, and commercial and industrial customers. The Company provides an extensive suite of mechanical and electronic security products and systems, and a variety of security services. The Company manufactures and markets automatic doors, door locking systems, commercial hardware and integrates security access control systems. Products in the Security Solutions segment include security integration systems, software, related installation, maintenance, and monitoring services, automatic doors, door closers, exit devices and locking mechanisms. Security products are marketed under the Stanley® , Blick® , Frisco Bay®, PAC®, ISR™, WanderGuard® , StanVision™, Sargent and Greenleaf®, HSM® and BEST® brands and are sold primarily on a direct sales basis as well as, in certain instances, through third party distributors.

Competition

The Company competes on the basis of its reputation for product quality, its well-known brands, its commitment to customer service, strong customer relationships, the breadth of its product lines and its emphasis on product innovation.

The Company encounters active competition in all of its businesses from both larger and smaller companies that offer the same or similar products and services or that produce different products appropriate for the same uses. The Company has a large number of competitors; however, aside from a small number of competitors in the consumer hand tool and consumer hardware businesses who produce a range of products somewhat comparable to the Company’s, the majority of its competitors compete only with respect to one or more individual products or product lines within a particular segment. Certain large customers offer private label brands (‘‘house brands’’) that compete across a wider spectrum of the Company’s product offerings. The Company is one of the largest manufacturers of hand tools in the world, featuring a broader line of products than any other toolmaker. The Company is a significant manufacturer of pneumatic fastening tools and related fasteners to the construction, furniture and pallet industries as well as a leading manufacturer of hand-held hydraulic tools used for heavy construction, railroad, utilities and public works. The Company also believes that it is among the largest direct providers of access security integration services in North America.

Several of the Company’s largest retail customers have elected to compete with the Company by developing house brands and sourcing products (generally from low cost countries).

Customers

A substantial portion of the Company’s products are sold to home centers and mass merchants in the U.S. and Europe. In 2006, net sales to The Home Depot were 10% of the Company’s consolidated sales from continuing operations. A consolidation of retailers both in North America and abroad has occurred over time. While this consolidation and the domestic and international expansion of these large retailers provide the Company with opportunities for growth, the increasing size and importance of individual customers creates a certain degree of exposure to potential volume loss. The loss of the customer referred to above, or the loss of certain of the other larger home centers or mass merchants as customers, could have a material adverse effect on the Company until either such customers were replaced or the Company made the necessary adjustments to compensate for the loss of business.

Despite the trend toward customer consolidation, the Company has been able to maintain a diversified customer base and has decreased the potential customer concentration risk over the past years, as sales from continuing operations in markets outside of the home center and mass merchant distribution channels have grown at a greater rate through a combination of efforts to broaden the customer base, primarily in the Security Solutions and Industrial Tools segments. In this regard, sales to the Company’s largest customer as a percentage of the total Company’s sales have decreased from 22% to 10% since 2002.

Raw Materials

The Company’s products are manufactured of both ferrous and non-ferrous metals including, but not limited to steel, aluminum, zinc, brass, copper and nickel, as well as resin. Additionally, the Company uses other commodity based materials for components and packaging including, but not limited to, plastics, wood, and other corrugated products. The raw materials required are available from a number of sources at competitive prices and the Company has annual or quarterly spot contracts with many of its key suppliers. Certain commodity prices, particularly energy related and non-ferrous metals are expected to remain volatile in 2007, but the Company does not anticipate difficulties in obtaining supplies for any raw materials used in its production processes.

Backlog

Due to short order cycles and rapid inventory turnover in most of the Company’s Consumer Products and Industrial Tools businesses, backlog is generally not considered a significant indicator of future performance. At February 3, 2007, the Company had approximately $347 million in unfilled orders compared with $274 million in unfilled orders at February 5, 2006. All of these orders are reasonably expected to be filled within the current fiscal year. Most customers place orders for immediate shipment and as a result, the Company produces primarily for inventory, rather than to fill specific orders.

Patents and Trademarks

No business segment is dependent, to any significant degree, on patents, licenses, franchises or concessions and the loss of these patents, licenses, franchises or concessions would not have a material adverse effect on any of the business segments. The Company owns numerous patents, none of which individually are material to the Company’s operations as a whole. These patents expire at various times over the next 20 years. The Company holds licenses, franchises and concessions, none of which individually or in the aggregate are material to the Company’s operations as a whole. These licenses, franchises and concessions vary in duration, but generally run from one to 20 years.

The Company has numerous trademarks that are used in its businesses worldwide. The STANLEY® and STANLEY in a notched rectangle design trademarks are material to all three business segments. These well-known trademarks enjoy a reputation for quality and value and are among the world’s most trusted brand names. The Company’s tagline, ‘‘Make Something Great™’’ is the centerpiece of the brand strategy for all segments. The Bostitch®, Besco, Powerlock®, Tape Rule Case Design (Powerlock), FatMax® , FatMax® Xtreme™, FatMax® XL™ , LaBounty®, MAC®, Proto®, Jensen®, Vidmar®, CST®, Zag®, Rolatape®, Blackhawk™ by Proto®, Atro®, National®, Facom®, Virax® and USAG® trademarks are also material to the Consumer Products and Industrial Tools segments. In the Security Solutions segment, the BEST®, Blick®, Frisco Bay®, PAC®, WanderGuard®, StanVision™, Safemasters®, Sargent and Greenleaf®, HSM® and ISR™ trademarks are also material to this segment. The terms of these trademarks vary, typically, from 10 to 20 years, with most trademarks being renewable indefinitely for like terms.

Environmental Regulations

The Company is subject to various environmental laws and regulations in the U.S. and foreign countries where it has operations. Future laws and regulations are expected to be increasingly stringent and will likely increase the Company’s expenditures related to environmental matters.

The Company is a party to a number of proceedings before federal and state regulatory agencies relating to environmental remediation. Additionally, the Company, along with many other companies, has been named as a potentially responsible party (‘‘PRP’’) in a number of administrative proceedings for the remediation of various waste sites, including fifteen active Superfund sites.

Current laws potentially impose joint and several liabilities upon each PRP. In assessing its potential liability at these sites, the Company has considered the following: whether responsibility is being disputed, the terms of existing agreements, experience at similar sites, and the Company’s volumetric contribution at these sites.

The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The amount of liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. As of December 30, 2006, the Company had reserves of approximately $31 million, for remediation activities associated with Company-owned properties as well as for Superfund sites, for losses that are probable and estimable.

The amount recorded for identified contingent liabilities is based on estimates. Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. Subject to the imprecision in estimating future environmental costs, the Company does not expect that any sum it may have to pay in connection with environmental matters in excess of the amounts recorded will have a materially adverse effect on its consolidated financial position, results of operations or liquidity.

Employees

At December 30, 2006, the Company had approximately 17,600 employees, nearly 8,200 of whom were employed in the U.S. Approximately 765 U.S. employees are covered by collective bargaining agreements negotiated with 13 different local labor unions who are, in turn, affiliated with approximately 6 different international labor unions. The majority of the Company’s hourly-paid and weekly-paid employees outside the U.S. are not covered by collective bargaining agreements. The Company’s labor agreements in the U.S. expire in 2007, 2008, 2009, 2010 and 2011. There have been no significant interruptions or curtailments of the Company’s operations in recent years due to labor disputes. The Company believes that its relationship with its employees is good.

Concurrent Transactions

Concurrently with this offering, we intend to offer to sell, subject to market and other conditions, $200 million aggregate principal amount of unsecured notes due 2010, in a registered public offering. The unsecured notes will be offered by a separate prospectus supplement to the prospectus dated July 23, 2004.

In connection with this offering, we expect to enter into convertible note hedge transactions with affiliates of one or more of the underwriters, whom we refer to as the hedge participants. We also intend to enter into warrant transactions with the hedge participants. The convertible note hedge transactions are expected to eliminate potential dilution upon conversion of the convertible notes. However, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. We intend to use approximately $                     (or $                     if the underwriters exercise their over-allotment option in full) of the net proceeds from our concurrent offering of unsecured notes due 2010 to pay the net cost of the convertible note hedge and warrant transactions.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represents income from continuing operations before income taxes and fixed charges. Fixed charges are the sum of (i) interest expense, (ii) the portion of rents representative of interest, and (iii) amortization of capitalized interest. See Exhibit 12 of the Company’s annual report on Form 10K for the year ended December 30, 2006 (incorporated herein by reference) for a detailed computation of the ratio of earnings to fixed charges.

	For the Fiscal Year Ended December
	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	5.3	7.7	7.7	3.9	7.5

Common Stock Price Range and Dividends

Our common stock is listed and traded on the New York Stock Exchange, Inc. (‘‘NYSE’’) under the abbreviated ticker symbol ‘‘SWK’’, and is a component of the Standard & Poor’s (‘‘S&P’’) 500 Composite Stock Price Index. The Company’s high and low quarterly stock prices on the NYSE for the years ended December 30, 2006 and December 31, 2005 follow:

	2006			2005
	High	Low	Dividend Per Common Share	High	Low	Dividend Per Common Share
QUARTER:
First	$53.13	$47.00	$0.29	$49.14	$44.27	$0.28
Second	$54.59	$44.61	$0.29	$48.10	$41.51	$0.28
Third	$50.81	$41.60	$0.30	$51.75	$44.03	$0.29
Fourth	$53.48	$46.58	$0.30	$49.09	$43.31	$0.29
Total			$1.18			$1.14

The reported last sale price for our common stock on the NYSE on                     , 2007 was $                 per share. At                 , 2007, there were                 shares of our common stock outstanding held by approximately                 registered stockholders.

Dividend Policy

We have paid quarterly cash dividends per share of common stock as follows:

Dividend Payable Date	Cash Dividend Per Share
March 30, 2004	.26
June 29, 2004	.26
September 28, 2004	.28
December 21, 2004	.28

March 29, 2005	.28
June 28, 2005	.28
September 27, 2005	.29
December 20, 2005	.29

March 28, 2006	.29
June 27, 2006	.29
September 26, 2006	.30
December 19, 2006	.30

We expect to continue to pay quarterly cash dividends on our common stock in the future. The declaration and payment of cash dividends, quarterly or otherwise, on our common stock are not guaranteed. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements and other factors as our board of directors deems relevant.

The Offering

For purposes of this ‘‘Offering’’ section of the prospectus supplement summary, ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ or ‘‘the company’’ refers to The Stanley Works, and not its consolidated subsidiaries.

What are Equity Units?

The Equity Units offered by us will initially consist of          Corporate Units (or             Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $1,000. You can create Treasury Units from Corporate Units in the manner described below under ‘‘How can I create Treasury Units from Corporate Units?’’

What are the components of a Corporate Unit?

Each Corporate Unit initially consists of a purchase contract and a $1,000 principal amount convertible senior note due May 17, 2012, which we refer to as a ‘‘convertible note’’ or ‘‘note’’. The convertible notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000. Your convertible note comprising part of each Corporate Unit is owned by you, but it will be initially pledged to us through the collateral agent to secure your obligation under the related purchase contract. It will be released from such pledge arrangement (1) following a successful remarketing as described under ‘‘What is the remarketing?’’ below, (2) following the creation of Treasury Units as described under ‘‘How can I create Treasury Units from Corporate Units?’’ below, (3) following the settlement of the purchase contracts with separate cash as described under ‘‘What happens to the purchase contracts if we are involved in a cash merger?’’, ‘‘What happens if the convertible notes are not successfully remarketed?’’ and ‘‘Do I have to participate in the remarketing?’’ below, (4) following the early settlement of the purchase contracts as described under ‘‘Can I settle the purchase contracts early?’’ below or (5) following our bankruptcy, insolvency or reorganization.

What is a purchase contract?

Each purchase contract that is a component of an Equity Unit obligates you to purchase, and obligates us to sell, on May 17, 2010, which we refer to as the ‘‘purchase contract settlement date,’’ for $1,000 in cash, a number of newly issued shares of our common stock, which we call the ‘‘settlement amount.’’ The settlement amount will be equal to the sum of the daily settlement amounts determined over a 20 consecutive trading day period ending on and including the third trading day prior to the purchase contract settlement date. We refer to this 20 trading day period as the ‘‘observation period.’’ The daily settlement amount for each trading day during the observation period will be calculated as follows:

•	if the applicable market value of our common stock on that trading day is less than or equal to $ , which we refer to as the ‘‘reference price’’, the daily settlement amount for that trading day will be shares of our common stock (which we refer to as the ‘‘maximum daily amount’’); and

•	if the applicable market value of our common stock on that trading day is greater than the reference price, the daily settlement amount for that trading day will be a number of shares of our common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth share.

The reference price and the maximum daily amount will be subject to adjustment under the circumstances described set forth under ‘‘Description of Purchase Contracts — Anti-Dilution Adjustments.’’

‘‘Applicable market value’’ with respect to any trading day means the daily VWAP (as defined under ‘‘Description of the Notes — Conversion Settlement’’) of our common stock on such trading day.

The reference price initially equals the last reported sale price of our common stock on the New York Stock Exchange on March    , 2007.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, you will receive an amount of cash equal to this fraction multiplied by the applicable market value on the last trading day of the observation period.

You may satisfy your obligation to purchase our common stock pursuant to the purchase contracts as described under ‘‘How can I satisfy my obligation under the purchase contracts?’’ below.

Can I settle the purchase contract early?

You can settle a purchase contract at any time on or prior to the business day immediately preceding the first scheduled trading day of the observation period described under ‘‘What is a purchase contract?’’ above by paying $1,000 cash, in which case a number of shares of our common stock determined over a twenty consecutive trading day period beginning on the trading day immediately following the day you exercise this right, which we refer to as the ‘‘early settlement observation period,’’ will be issued to you pursuant to the purchase contract. The number of shares of our common stock we will issue upon an early settlement will be reduced to equal the product of 0.85 and the sum of the daily settlement amounts calculated as described above but based on the applicable market value of our common stock for the early settlement observation period.

What happens to the purchase contract if we are involved in a cash merger?

Prior to the purchase contract settlement date, if we are involved in a merger, acquisition or consolidation in which at least 50% of our common stock is exchanged for consideration in which more than 10% consists of cash or cash equivalents, which we refer to as a ‘‘cash merger,’’ you will have the right to settle a purchase contract early based on the sum of the daily settlement amounts for a 20 consecutive trading day period as described in this prospectus supplement and not at a reduced amount as described above.

In addition, following the effective date of the cash merger and on or prior to the second business day immediately preceding the related fundamental change purchase date, holders of separate convertible notes that are not a part of Corporate Units may convert their notes for cash and shares of our common stock if any, as described under ‘‘What happens to the convertible notes if a fundamental change occurs?’’ below. The conversion rate for convertible notes tendered for conversion by holders during this period will be increased by a number of shares based on our stock price and the effective date of the cash merger as described under ‘‘Description of Notes — Make-Whole Amount’’ in this prospectus supplement. In order for a holder of Corporate Units to separate their convertible notes from the purchase contracts to convert the convertible notes following a cash merger, the holder must either (1) create Treasury Units or (2) settle the related purchase contracts early with separate cash, as described under ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger’’ below.

What is a Treasury Unit?

A Treasury Unit is an Equity Unit created from a Corporate Unit and consists of a purchase contract and a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on May 15, 2010 (payable on the scheduled purchase contract settlement date) (CUSIP No. 912820LR6) which we refer to as a ‘‘Treasury security.’’ The Treasury security that is a component of a Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

How can I create Treasury Units from Corporate Units?

Each holder of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the first remarketing date referred to below under ‘‘What is the remarketing?’’ to substitute for the related convertible notes held by the collateral agent, Treasury securities with a total principal amount at maturity equal to the aggregate principal amount of the convertible notes for which substitution is being made. Such Treasury securities will be pledged to us through the collateral agent to secure your obligation under the related purchase contract. This substitution will create Treasury Units, and the convertible notes will be released to the holder and such convertible notes will be separately tradable from the Treasury Units.

How can I recreate Corporate Units from Treasury Units?

Each holder of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the first remarketing date referred to below under ‘‘What is the remarketing?’’, to substitute for the related Treasury securities held by the collateral agent, convertible notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made. This substitution will recreate Corporate Units and the applicable Treasury securities will be released to the holder and will be separately tradable from the Corporate Units.

What payments am I entitled to as a holder of Corporate Units?

Holders of Corporate Units will be entitled to receive quarterly interest payments on the related convertible notes, at an annual rate equal to 3-month LIBOR, reset quarterly, minus      %, and contract adjustment payments payable by us in the amount of       % per year on the stated amount of $1,000 per Corporate Unit until the earliest of the purchase contract settlement date, the cash merger early settlement date and the most recent quarterly payment date on or before any early settlement of the related purchase contracts. Our obligations with respect to the contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

What payments will I be entitled to if I convert my Corporate Units to Treasury Units?

Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of       % per year on the stated amount of $1,000 per Treasury Unit. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the convertible notes that were released to them when they created the Treasury Units as long as they continue to hold such convertible notes.

Do you have the option to defer current payments?

No, we do not have the right to defer the payment of contract adjustment payments in respect of the Corporate Units or the Treasury Units or the payment of interest on the convertible notes.

What are the payment dates for the Corporate Units and Treasury Units?

The payments described above in respect of the Equity Units will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing August 17, 2007. We will make these payments to the person in whose name the Equity Unit is registered at the close of business on the first day of the month in which the payment date falls.

What is the remarketing?

Unless a termination event has occurred (see ‘‘How can I satisfy my obligation under the purchase contracts?’’) or unless a holder of a Corporate Unit has elected not to participate in the remarketing as described under ‘‘Do I have to participate in the remarketing,’’ below, a remarketing of the convertible notes will be attempted on May 10, 2010 and, if the remarketing on that date fails, on May 11, 2010, which are the fifth and fourth business days, respectively, immediately preceding the purchase contract settlement date of May 17, 2010. We refer to each of these dates as a ‘‘remarketing date.’’ The remarketing agents will use their reasonable efforts to obtain a price for the notes to be remarketed that results in proceeds of at least 100% of the aggregate principal amount of such notes. We will issue a press release and request that the depositary notify its participants holding Corporate Units, Treasury Units and separate convertible notes of the remarketing no later than 15 days prior to the first remarketing date.

Upon a successful remarketing, proceeds equal to the total principal amount of the convertible notes underlying the Corporate Units will automatically be applied to satisfy in full the Corporate Unit holders’ obligations to purchase common stock under the related purchase contracts. If any proceeds remain after this application, the remarketing agents will remit such proceeds for the benefit of the holders. We will separately pay a fee to the remarketing agents for their services as remarketing agents. Corporate Unit holders whose convertible notes are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

Upon a successful remarketing, settlement of the remarketed convertible notes will occur on May 17, 2010 (the purchase contract settlement date) and the interest rate on the convertible notes may be reset on such purchase contract settlement date as described under ‘‘When will the interest rate on the convertible notes be reset and what is the reset rate?’’ below.

What happens if the convertible notes are not successfully remarketed?

If (1) despite using their reasonable efforts, the remarketing agents cannot remarket the convertible notes on or prior to the final remarketing date at a price equal to or greater than 100% of the aggregate principal amount of the convertible notes remarketed, or (2) a successful remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, holders of all convertible notes will have the right to put their convertible notes to us for an amount equal to the principal amount of their convertible notes, plus accrued and unpaid interest, on the purchase contract settlement date. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the convertible notes underlying such Corporate Units unless, prior to 5:00 p.m., New York City time, on the business day immediately prior to the purchase contract settlement date, the holder provides written notice of an intention to settle the related purchase contracts with separate cash and delivers to the collateral agent $1,000 in cash per purchase contract. Unless a holder of Corporate Units has settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date, the holder will be deemed to have elected to apply the proceeds equal to the principal amount of the convertible notes against such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to the holder our common stock pursuant to the related purchase contracts.

Do I have to participate in the remarketing?

You may elect not to participate in the remarketing and to retain the convertible notes comprising part of your Corporate Units by (1) creating Treasury Units at any time on or prior to the second business day immediately prior to the first remarketing date, (2) settling the related purchase contracts early at any time on or prior to the business day immediately preceding the first scheduled trading day of the observation period, as described under ‘‘Can I settle the purchase contract early?’’ above, or (3) notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the second business day immediately prior to the first remarketing date, and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the business day immediately prior to the first remarketing date. See ‘‘Description of the Purchase Contracts — Notice to Settle with Cash in Connection with Remarketing.’’

If I am holding a convertible note as a separate security from the Corporate Units, can I still participate in the remarketing of the convertible notes?

If you hold convertible notes separately you may elect, in the manner described in this prospectus supplement, to have your convertible notes remarketed by the remarketing agents along with the convertible notes underlying the Corporate Units. See ‘‘Description of the Notes — Remarketing of

Convertible Notes that are not Included in Corporate Units at the Option of the Holder.’’ You may also participate in any remarketing by recreating Corporate Units from your Treasury Units at any time on or prior to the second business day immediately prior to the first remarketing date.

How can I satisfy my obligation under the purchase contracts?

You may satisfy your obligations under the purchase contracts as follows:

•	in the case of the Corporate Units, through the automatic application of the portion of the proceeds of a successful remarketing of the convertible notes equal to the principal amount of the convertible notes underlying the Corporate Units, as described under ‘‘What is the remarketing?’’ above;

•	through the automatic application of the proceeds of the Treasury securities, in the case of Treasury Units;

•	through early cash settlement as described under ‘‘Can I settle the purchase contract early?’’ above;

•	in the case of Corporate Units, through cash settlement as described under ‘‘Do I have to participate in the remarketing?’’ above or, following a cash merger, through cash settlement as described under ‘‘What happens to the purchase contracts if a cash merger occurs?’’ above; or

•	in the case of Corporate Units, if the convertible notes are not successfully remarketed, through exercise of the put right or the delivery of separate cash as described under ‘‘What happens if the convertible notes are not successfully remarketed?’’ above.

In addition, the purchase contract and pledge agreement that governs the Corporate Units and the Treasury Units provides that a termination event will occur and your obligations under the purchase contracts will be terminated without any further action upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

If you settle a purchase contract early (other than on a cash merger early settlement date), or if your purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, you will have no right to receive any accrued but unpaid contract adjustment payments.

What interest payments will I receive on the convertible notes?

The convertible notes will bear interest initially at the annual rate equal to 3-month LIBOR, reset quarterly, minus      % (but in no event less than 0%) on the principal amount from the original issuance date to, but excluding, the purchase contract settlement date. Interest will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing August 17, 2007 to the purchase contract settlement date. On and after the purchase contract settlement date, interest will be payable at the reset interest rate or, if the interest rate has not been reset, at the annual rate equal to 3-month LIBOR, reset quarterly, minus       %, but not less than 0%. Interest will be payable to the person in whose name the convertible note is registered at the close of business on the first day of the month in which the interest payment date falls.

When will the interest rate on the convertible notes be reset and what is the reset rate?

The interest rate on the convertible notes may be reset in connection with a successful remarketing as described above under ‘‘What is the remarketing?’’ The reset rate will be the interest rate determined by the remarketing agents as the rate the convertible notes should bear in order for the aggregate principal amount of convertible notes remarketed to have an aggregate market value on the remarketing date of at least 100% of the aggregate principal amount of such convertible notes. The reset rate may be equal to or higher than 3-month LIBOR minus       %, reset quarterly, depending on the results of the remarketing and market conditions at that time, but may not be lower than 3-month LIBOR minus       %,

reset quarterly. The interest rate on the convertible notes will not be reset if there is not a successful remarketing and the convertible notes will continue to bear interest at the annual rate equal to 3-month LIBOR minus       %, reset quarterly. The reset rate may not exceed the maximum rate, if any, permitted by applicable law. If the interest rate on the notes is reset in connection with a successful remarketing, the reset rate will apply to all convertible notes, whether or not holders have elected to participate in the remarketing.

May the convertible notes be redeemed?

We may not redeem the convertible notes.

What are the conversion rights under the convertible notes?

Holders of separate convertible notes may only convert their notes:

•	upon the occurrence of certain corporate events (including a cash merger described under ‘‘What happens to the convertible notes if a fundamental change occurs?’’ below); and

•	on and after the twenty-second scheduled trading day immediately preceding the maturity date until the close of business on the business day immediately preceding the maturity date.

Upon conversion, we will deliver cash and, if applicable, shares of our common stock as described under ‘‘How will you calculate the conversion settlement amount?’’ below. By delivering to the holder cash and shares of our common stock, if any, we will satisfy our obligation with respect to the notes tendered for conversion. Accordingly, upon conversion of a note, accrued and unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Only convertible notes that are not a part of Corporate Units may be tendered for conversion. As a result, if a condition to conversion described above has been satisfied prior to the purchase contract settlement date (which can only happen in the case of a cash merger), to convert a convertible note that is part of a Corporate Unit, a holder must either (1) create a Treasury Unit as described under ‘‘How can I create Treasury Units from Corporate Units?’’ above, (2) settle the purchase contracts early as described under ‘‘Can I settle the purchase contract early?’’ above or (3) following the effective date of a cash merger, settle the purchase contract with separate cash as described under ‘‘What happens to the purchase contracts if a cash merger occurs?’’ above.

What is the conversion rate for the convertible notes?

The initial conversion rate for each $1,000 principal amount of convertible notes will be        shares of our common stock, payable in cash and, if applicable, shares of our common stock as described below under ‘‘How will you calculate the conversion settlement amount?’’ This is equivalent to an initial conversion price of approximately $       per share of our common stock.

As described under ‘‘What happens to the convertible notes if a fundamental change occurs?’’ below, we will increase the conversion rate in connection with convertible notes tendered for conversion following the effective date of a cash merger until the second business day immediately preceding the related fundamental change purchase date, based on (i) the date such fundamental change becomes effective and (ii) our stock price. The conversion rate also may be adjusted under certain other circumstances, including the payment of cash dividends in amounts greater or less than our current regular quarterly cash dividend of $0.30 per share of our common stock, but will not be adjusted for accrued and unpaid interest on the notes.

How will you calculate the conversion settlement?

Upon surrender of convertible notes for conversion, we will pay, on the third trading day following the last trading day of the related note observation period, for each $1,000 principal amount of notes being converted, a ‘‘note settlement amount’’ that is equal to the sum of the ‘‘note daily settlement amounts’’

for each of the 20 trading days during the note observation period, as described under ‘‘Description of Notes — Conversion Settlement’’ in this prospectus supplement.

The ‘‘note observation period’’ with respect to any note means the 20 consecutive trading day period beginning on and including the second trading day after the conversion date relating to such note, except that with respect to any note surrendered for conversion during the period beginning on and including the 22nd scheduled trading day immediately preceding the maturity date until the close of business on the business day immediately preceding the maturity date of the notes, the ‘‘note observation period’’ will be the first 20 trading days beginning on and including the 22nd scheduled trading day prior to such stated maturity date.

The ‘‘note daily settlement amount’’ for a given trading day during the note observation period consists of:

•	cash equal to the lesser of (i) $50 and (ii) the daily conversion value on such trading day; and

•	to the extent the daily conversion value on such trading day exceeds $50, a number of shares (which we call the ‘‘note daily share amount’’), subject to our right to pay cash in lieu of all or a portion of such shares, as described below, equal to (i) the difference between the daily conversion value on such trading day and $50, divided by (ii) the applicable market value of our common stock for such trading day.

By the close of business on the business day prior to the first scheduled trading day of the applicable note observation period, we may elect to settle all or a portion of the note daily share amount in cash in the manner described in this prospectus supplement.

What happens to the convertible notes if a fundamental change occurs?

A ‘‘fundamental change’’ will occur if (1) a cash merger, as described under ‘‘What happens to the purchase contract if a cash merger occurs?’’ above occurs or (2) our common stock ceases to be listed on a United States national or regional exchange. If a fundamental change occurs prior to the stated maturity of the convertible notes, you may require us to repurchase your convertible notes on a date selected by us that is no earlier than 15 days and no later than 35 days following our notice of the fundamental change for a cash purchase price of 100% of the principal amount of notes to be repurchased plus accrued and unpaid interest to the repurchase date. We refer to the date on which we are required to purchase the convertible notes for cash as the ‘‘fundamental change purchase date.’’

If you hold Corporate Units, you must separate your convertible notes from the related purchase contracts in order to tender the convertible notes for repurchase. To do this, you must either (1) create a Treasury Unit as described under ‘‘How can I create Treasury Units from Corporate Units?’’ above, (2) settle the purchase contracts early as described under ‘‘Can I settle the purchase contract early?’’ above or (3) in the case of a cash merger, settle the purchase contract with separate cash as described under ‘‘What happens to the purchase contract if we are involved in a cash merger?’’ above.

In addition, in the case of a fundamental change that is a cash merger, you may, as described under ‘‘What are the conversion rights under the convertible notes?’’ above, convert your convertible notes following the effective date of the cash merger until the second business day immediately preceding the related fundamental change purchase date. Upon any conversion during this period, we will increase the applicable conversion rate based on the date such fundamental change becomes effective and our stock price. Because only convertible notes that are not a part of Corporate Units may be tendered for conversion, if you desire to tender your convertible notes for conversion at the increased conversion rate, you must separate the convertible notes from the related purchase contracts that are a part of your Corporate Units by either (1) creating a Treasury Unit as described under ‘‘How can I create Treasury Units from Corporate Units?’’ above, (2) settling the purchase contracts early as described under ‘‘Can I settle the purchase contract early?’’ above or (3) in the case of a cash merger, settling the purchase contract with separate cash as described under ‘‘What happens to the purchase contract if we are involved in a cash merger?’’ above.

What is the ranking of the convertible notes?

The convertible notes will be our direct, unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of December 30, 2006, we had $549.1 million of indebtedness that would have ranked equally with the convertible notes, including $31.1 million of commercial paper, $150.0 million aggregate principal amount of the Company’s 3.5% notes due 2007, $200.0 million aggregate principal amount of the Company’s 4.9% notes due 2012, $75.0 million aggregate principal amount of the Company’s 4.5% notes due 2007, $5.6 million of indebtedness under industrial revenue bonds, a $4.8 million guarantee of indebtedness of The Stanley Account Value Plan (an employee benefit plan) and $82.6 million of other indebtedness.

The convertible notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the convertible notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from their assets before holders of the convertible notes would have any claims to those assets. Except in limited circumstances, the indenture under which the convertible notes will be issued will not limit our ability, or the ability of our subsidiaries, to issue or incur other debt or liabilities (secured or unsecured) or issue preferred stock.

How will you use the proceeds from the offering of the Corporate Units?

We will use the net proceeds from this offering to repay amounts outstanding under our extendible commercial notes program and to reduce the level of our commercial paper borrowings. See ‘‘Use of Proceeds’’.

What hedging transactions will you use in connection with the offering?

In connection with this offering, we will use approximately $             of the net proceeds from our concurrent offering of unsecured notes due 2010 to pay the net cost of the convertible note hedge and warrant transactions that we have entered into with affiliates of one or more of the underwriters, whom we refer to as the ‘‘hedge participants.’’ The convertible note hedge transactions are designed to eliminate dilution upon conversion of the convertible notes. The warrant transactions will mitigate, to some extent, the cost of the convertible bond hedge transactions. If the market value of our common stock exceeds the strike price of the warrants at the time when the warrants may be exercised, however, the warrants will have a dilutive effect on our earnings per share. If the underwriters exercise their over-allotment option to purchase additional Corporate Units, we expect to use a portion of the net proceeds from the sale of the additional Corporate Units to enter into additional convertible note hedge transactions. In connection with such exercise, we may also enter into additional warrant transactions.

In connection with establishing their initial hedge of these transactions, the hedge participants have informed us that they or their affiliates expect to enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions concurrently with or shortly after the pricing of the Corporate Units. These activities could have the effect of increasing or preventing a decline in the price of our common stock and/or the Corporate Units concurrently with or shortly after the pricing of the Corporate Units.

The hedge participants have also informed us that they or their affiliates are likely to modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions prior to the maturity of the convertible notes (and are likely to do so during any note observation period related to a conversion of convertible notes).

The effect, if any, of any of these transactions and activities on the market price of our common stock, the convertible notes or the Equity Units will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock, the convertible notes and the Equity Units and, as a result, the amount of cash and/or number of shares of our common stock, if any, as well as the value of such shares of our common stock you may receive upon conversion of the convertible notes or upon settlement of the purchase contracts comprising a part of the Equity Units.

What are the principal United States federal income tax consequences related to Equity Units and convertible notes?

If you purchase equity units in the offering, you will be treated for United States federal income tax purposes as having acquired purchase contracts and convertible notes constituting those units and, by purchasing the units, you agree to treat the purchase contracts and convertible notes in that manner for all tax purposes. You must allocate the purchase price of the equity units between the purchase contracts and convertible notes in proportion to their respective fair market values, which will establish your initial tax basis in each component of the units. We intend to report the fair market value of each purchase contract as $0 and allocate all of the purchase price to the convertible notes.

For United States federal income tax purposes, ‘‘qualified stated interest’’ on the convertible notes generally will be taxable to you as ordinary interest income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. In addition, the convertible notes will be treated as issued with ‘‘original issue discount,’’ and you will be required to include such original issue discount in income as ordinary interest income as it accrues on a constant yield-to-maturity basis in advance of the receipt of cash attributable to such income. If you own Treasury units, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the Treasury securities that accrues in such year.

We intend to report the contract adjustment payments on the purchase contracts as ordinary income to you. You may want to consult your tax advisor concerning alternate characterizations.

There is only one published revenue ruling that addresses the treatment of instruments similar to the equity units. No other statutory, judicial or administrative authority directly addresses the treatment of the equity units or instruments similar to the equity units for United States federal income tax purposes. You are urged to consult your own tax advisor concerning the tax consequences of an investment in the equity units. For additional information, see ‘‘Material United States Federal Income Tax Consequences.’’

The Offering — Explanatory Diagrams

The following diagrams illustrate some of the key features of the purchase contracts, convertible notes, Corporate Units and Treasury Units as well as the transformation of Corporate Units into Treasury Units and convertible notes.

The following diagrams assume that the convertible notes are successfully remarketed.

Purchase Contract

Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date in exchange for $1,000 in cash. In addition, we will pay quarterly contract adjustment payments on the purchase contracts. The number of shares we will issue on the purchase contract settlement date will be the aggregate of the daily settlement amounts for each trading day during an ‘‘observation period’’ which will be the 20 trading day period ending on the third trading day immediately preceding the purchase contract settlement date. The daily settlement amount on each trading day during that observation period will depend on the applicable market value of our common stock on each trading day of that observation period. The relationship between the market value of shares and the market value of the company’s common stock during such day is illustrated in the following diagram.

Notes:

(1)	The reference price will be the last reported sale price of our common stock on the New York Stock Exchange on March , 2007, the date we price the Corporate Units.

(2)	The ‘‘applicable market value’’ with respect to a trading day during the observation period means the daily VWAP of our common stock on such trading day.

The Convertible Notes

The convertible notes that are a part of the Corporate Units, and the convertible notes that have been separated from the Corporate Units and trade as separate securities, pay interest at an annual rate of 3-month LIBOR, paid quarterly, and may be reset in connection with a successful remarketing. The convertible notes will mature for $1,000 per note on May 17, 2012, which is two years after the purchase contract settlement date, unless earlier converted or repurchased. Upon conversion, we will deliver cash and shares of our common stock, if any, based on a conversion rate of $         shares (equivalent to a conversion price of $        ) and the applicable market value of our common stock over a 20 consecutive trading day period described under ‘‘Description of the Notes — Conversion Settlement,’’ below, which we call the ‘‘note observation period.’’ The relationship between the applicable market value of common stock and the amount of cash and shares of common stock, if any, to be delivered with respect to each day of the note observation period is illustrated in the following diagram:

Notes:

(1)	Each owner of a convertible note will be entitled to the interest payment paid in respect of a $1,000 principal amount convertible note.

(2)	Convertible notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Corporate Units

A Corporate Unit consists of two components as described below:

Corporate Unit

Purchase Contract	Convertible Note
(Owed to Holder) Common Stock + Contract Adjustment Payment % per annum paid quarterly	(Owed to Holder) Interest 3-month Libor minus % paid quarterly(1) (at reset rate from May 17, 2010 paid quarterly)
(Owed to Us) $1,000 at Settlement (May 17, 2010)	(Owed to Holder) $1,000 at Maturity (May 17, 2012)

Note:

(1)	The holder of a Corporate Unit owns the convertible note that forms a part of the Corporate Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

Treasury Units

A Treasury Unit consists of two components as described below:

Treasury Unit

Purchase Contract	Treasury Security(1)
(Owed to Holder) Common Stock + Contract Adjustment Payment % per annum paid quarterly
(Owed to Us) $1,000 at Settlement (May 17, 2010)	(Owed to Holder) $1,000 at Maturity (May 17, 2010)

Note:

(1)	The holder of a Treasury Unit owns the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate Unit, the proceeds from the Treasury security will be used to satisfy the holder’s obligation under the related purchase contract.

Transforming Corporate Units into Treasury Units and Convertible Notes

•	To create a Treasury Unit, a holder separates a Corporate Unit into its two components — a purchase contract and a convertible note — and then combines the purchase contract with a Treasury security that matures on May 15, 2010 (payable on the purchase contract settlement date).

•	The convertible note, which is no longer a component of a Corporate Unit and has a principal amount of $1,000, is released to the holder and is tradable as a separate security.

•	A holder owns the Treasury security that forms a part of the Treasury Units but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

•	The Treasury security together with the a purchase contract constitutes a Treasury Unit.

Purchase Contract		Convertible Note(1)(2)	Purchase Contract		Treasury Security		Convertible Note(1)(2)
(Owed to Holder) Common Stock + Contract Adjustment Payments % per annum paid quarterly	+	(Owed to Holder) Interest 3-month Libor minus % paid quarterly (at reset rate from May 17, 2010 and paid quarterly)	(Owed to Holder) Common Stock + Contract Adjustment Payments % per annum paid quarterly	+		+	(Owed to Holder) Interest 3-month Libor minus % paid quarterly (at reset rate from May 17, 2010 and paid quarterly)
(Owed to us) $1,000 at Settlement May 17, 2010		(Owed to Holder) $1,000 at Maturity May 17, 2012	(Owed to us) $1,000 at Settlement May 17, 2010		(Owed to Holder) $1,000 at Maturity May 17, 2010		(Owed to Holder) $1,000 at Maturity May 17, 2012
Corporate Unit			Treasury Unit

•	The holder can also transform a Treasury Unit and a $1,000 principal convertible note into a Corporate Unit. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

Notes:

(1)	Each holder will own a convertible note and will be entitled to the interest payment paid in respect of a $1,000 principal amount convertible note.

(2)	Convertible notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Illustrative Remarketing Timeline

The following timeline is for illustrative purposes only and is not definitive. The dates in this timeline are based on the time periods set forth in the purchase contract and pledge agreement and the remarketing agreement. These dates are subject to change based on changes in the number of business and/or trading days for the relevant periods.

Date	Event
April 14, 2010 (1 business day prior to the first scheduled trading day of the observation period)	Last day for holders of Corporate Units or Treasury Units to settle the related purchase contracts early.
No later than April 25, 2010 (15 days prior to the first remarketing date)	We will issue a press release and request that the depositary notify its participants holding Corporate Units, Treasury Units and separate convertible notes as to the dates of the remarketing period and procedures to be followed in the remarketing.
May 6, 2010 (2 business days prior to the first remarketing date)	• Last day to create Treasury Units
from Corporate Units and recreate Corporate Units from Treasury Units.
•    Last day for holders of separate
convertible notes to give notice of their election to participate in the remarketing.
•    Last day for holders of Corporate
Units to give notice of desire to settle the related purchase contracts with separate cash.
May 7, 2010 (1 business day prior to the first remarketing date)	Last day for holders of Corporate Units who have elected to settle the related purchase contracts with separate cash to pay the purchase price.
May 10, 2010 and May 11, 2010	Remarketing dates
May 14, 2010 (1 business day prior to the purchase contract settlement date)	Upon a failed remarketing, last day for holders of Corporate Units to give notice to settle purchase contracts with separate cash and to pay the purchase price.
May 17, 2010	Purchase contract settlement date and remarketing settlement date in connection with a successful remarketing of the convertible notes irrespective of remarketing period.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $             million, after expenses and underwriters’ discounts and commissions. We intend to use the net proceeds from this offering to repay amounts outstanding under our extendible commercial notes program and to reduce the level of our commercial paper borrowings. We also expect to use the net proceeds from a concurrent offering of our     % Notes due 2010 to repay the $130 million outstanding under our Credit Facility and to pay the net cost of the convertible note hedge and warrant transactions with any remaining balance used to reduce our outstanding borrowings under our extendible commercial notes program and commercial paper borrowings.

The Credit Facility consists of a $500 million revolving credit agreement (the ‘‘Credit Agreement’’) we entered into on January 8, 2007 with Citibank, N.A., as Administrative Agent and lender, to obtain extensions of credit and commitments. We used borrowings from the Credit Facility, our extendible notes and our commercial paper borrowings to finance our January 16, 2007 acquisition of HSM Electronic Protection Systems, Inc. Borrowings under the Credit Facility bear interest at a floating rate or rates equal to, at our option, the Eurocurrency rate or the prime rate, plus a margin specified in the Credit Agreement for Eurocurrency rate advances. We must repay all borrowings pursuant to the Credit Agreement by the earlier of (i) January 8, 2008 or (ii) the date of termination in whole, at our election, of the commitments by the lender under the Credit Agreement, pursuant to the terms of the Credit Agreement. Our extendible commercial note borrowings bear an interest rate of 5.36% and will mature on March 28, 2007. Our commercial paper borrowings consist of six tranches. Each of these tranches bears an interest rate from 5.28% to 5.31% and will mature between March 13, 2007 and March 19, 2007.

RISK FACTORS

In considering whether to purchase the Corporate Units, you should carefully consider all of the information we have included or incorporated by reference in this prospectus supplement. In particular, you should carefully consider the risk factors described below, the discussion of risks relating to our business under the caption ‘‘Risk Factors’’ in our annual report on Form 10-K and the factors listed in ‘‘Special Note Regarding Forward-Looking Statements’’ in this prospectus supplement. Because a Corporate Unit consists of a purchase contract to acquire shares of our common stock and a convertible note issued by us, you are making an investment decision with regard to our common stock and convertible notes, as well as the Corporate Units. You should carefully review the information in this prospectus supplement about all of these securities.

Risk Factors Relating to the Equity Units

The purchase contract gives you the entire risk of a decline in the price of our common stock without any participation in an increase in the price of our common stock.

Although as a holder of an Equity Unit you will own the related convertible note or Treasury security, as the case may be, you do have an obligation to buy shares of our common stock pursuant to the purchase contract that is a part of the Equity Unit. On the purchase contract settlement date, unless the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization or are settled early, (1) unless you pay cash to satisfy your obligation under the purchase contract, either the proceeds derived from the successful remarketing of the convertible notes or, if no successful remarketing has occurred, the repurchase price paid upon the automatic repurchase of the convertible notes or (2) in the case of Treasury Units, the proceeds of the related Treasury securities when paid at maturity, will in each case automatically be used to purchase a specified number of shares of our common stock on your behalf.

The number of shares of our common stock that you will receive upon the settlement of a purchase contract on the purchase contract settlement date, is not fixed but instead will depend on the volume-weighted average price per share of our common stock during an ‘‘observation period’’ consisting of each of the twenty consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. We refer to such volume-weighted average price on each such date as the ‘‘applicable market value.’’ If the applicable market value on each day of the observation period is less than the reference price of $                , you will receive an amount of shares of our common stock with a value less than $50. If the applicable market value on such trading day is greater than $            , you will receive an amount of shares of our common stock with a value equal to only $50. As a result, under the purchase contract, you will never receive shares with a value (based on each day’s applicable market value) in excess of $1,000, which means you will never participate in any appreciation of our stock price above $                .

Holders of convertible notes may participate in any appreciation of our stock price above the conversion price of $                 if they convert their convertible notes. However, in order to convert the convertible notes, holders of Corporate Units must first separate their convertible notes as described in this prospectus supplement. See ‘‘Holders of Corporate Units must first separate the convertible notes from the related purchase contracts to convert the convertible notes, which may cost money,’’ below.

Holders of Corporate Units must first separate their convertible notes from the related purchase contracts to convert the convertible notes, which may cost money.

In certain circumstances, such as a cash merger as described under ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger’’ below, the convertible notes will become convertible before the purchase contract settlement date. If a holder of a Corporate Unit desires to convert the convertible note that is a part of the Corporate Unit, the holder must first separate the convertible note from the related purchase contract by (1) creating a Treasury Unit, (2) settling the purchase contract early as described under ‘‘Description of the Purchase Contracts — Early

Settlement’’ or (3) settling the purchase contract with separate cash as described under ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger’’ below. We will not compensate you for the cost of the Treasury security to create a Treasury Unit or any financing cost you may bear in making the required cash payment upon an early settlement or cash merger early settlement of the purchase contracts. In addition, we cannot guarantee that you will be able to obtain the necessary financing to create a Treasury Unit or early settle or cash merger early settle the related purchase contract. If you cannot obtain that financing, you will not be able to separate the convertible notes from the purchase contracts and, accordingly, you will not be able to convert the convertible note.

If you do not settle your related purchase contracts with separate cash following a failed remarketing, you may lose any conversion value in excess of $1,000 and the ability to hold your convertible notes until maturity.

We will remarket the convertible notes as described under ‘‘Description of the Purchase Contracts — Remarketing’’ below. If the remarketing is successful, a portion of the proceeds from the remarketing equal to $1,000 will be applied, in the case of the Corporate Units, against a holder’s obligation to pay the purchase price upon settlement of the related purchase contracts. Any remaining proceeds from the remarketing will be remitted to the benefit of the holders. However, if the remarketing fails for any reason, holders of convertible notes will have the right to put their notes to us for a purchase price equal to 100% of the principal amount. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the convertible notes underlying such Corporate Units unless such holder elects to settle the purchase contract with separate cash as described under ‘‘Description of the Purchase Contracts — Notice to Settle with Cash in Connection with Remarketing’’ or unless, prior to 5:00 p.m., New York City time, on the business day immediately prior to the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to such business day delivers to the collateral agent $1,000 in cash per Corporate Unit. A holder of Corporate Units that has not elected to settle with separate cash will be deemed to have elected to apply the proceeds of the put price equal to the principal amount of the convertible notes against such holder’s obligations to purchase our common stock under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our common stock pursuant to the related purchase contracts.

As a result, unless you settle the purchase contract with separate cash, you will lose any value of the convertible note in excess of the principal amount. In addition, you will not be able to hold the notes until maturity or convert the notes at any time following the purchase contract settlement date.

Settlement and valuation of the purchase contracts and the convertible notes will occur on different dates.

The number of shares you will receive upon settlement of the purchase contracts will be determined over a 20 consecutive trading day period ending on the third trading day preceding the purchase contract settlement date of May 17, 2010. However, the amount of cash and shares of common stock, if any, you will receive upon conversion of the convertible notes will, unless the convertible notes are converted early upon satisfaction of a condition to conversion, be determined over a 20 consecutive trading day period beginning on the 22nd scheduled trading day immediately preceding the maturity date of May 17, 2012. As a result, if you separate the convertible notes from the related purchase contracts that are part of the Corporate Unit and hold the convertible note following the purchase contract settlement date, valuation and settlement of the convertible notes will not occur until two years after the purchase contract settlement date.

In addition, if a holder of Corporate Units decides to settle the purchase contract early or with separate cash following a cash merger in order to convert the related convertible note, the valuation and settlement period of the purchase contract will not be the same as that for the convertible note.

There can be no assurance that the proceeds of the convertible notes in a remarketing will be equal to or greater than the conversion value.

In connection with a remarketing, the remarketing agents will remarket the convertible notes and, if necessary, may reset the interest rate on the convertible notes as described under ‘‘Description of the Purchase Contracts — Remarketing’’. Holders of Corporate Units who have not settled the related purchase contracts with separate cash will receive any proceeds of the remarketing in excess of the purchase price under the related purchase contracts. There can be no assurance that the proceeds from the remarketing will be in excess of the conversion value of the convertible notes as that time. A remarketing will be considered successful if the remarketing agents are able to remarket the convertible notes for a price at least equal to 100% of the aggregate principal amount of the convertible notes being remarketed and the other conditions to a remarketing are met as set forth in the remarketing agreement, irrespective of the conversion value of the convertible note.

The trading price of our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the Corporate Units and Treasury Units.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects, as well as economic, financial and other factors, will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, thereby affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the Equity Units or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the Corporate Units and Treasury Units. The arbitrage could, in turn, affect the trading prices of the Corporate Units and Treasury Units and our common stock.

The maximum daily amount of the purchase contracts and the conversion rate of the convertible notes may not be adjusted for all dilutive events.

The maximum daily amount of the purchase contracts and the conversion rate of the convertible notes are subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock in amounts greater or less than $0.30 per share per quarter, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or conversion offers as described under ‘‘Description of the Purchase Contracts — Anti-Dilution Adjustments’’ and ‘‘Description of Notes — Conversion Rate Adjustments’’ in this prospectus supplement. The maximum daily amount and the conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Equity Units, the convertible notes and our common stock. We cannot assure you that an event will not occur that is adverse to the interests of the holders of the Equity Units and their value but does not result in an adjustment to the maximum daily amount and the conversion rate. The terms of the Equity Units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the Equity Units in engaging in any such offering or transaction. If we issue additional shares of common stock, those issuances may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares holders are to receive on the purchase contract settlement date to the price of our common stock, those issuances may adversely affect the trading price of the Equity Units.

You will have no rights as a common stockholder but will be subject to all changes with respect to our common stock.

Until you acquire shares of our common stock upon settlement of your purchase contract or conversion of your convertible notes, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the settlement date. Holders of convertible notes that convert their convertible notes will not be entitled to any rights as holders of our common stock until settlement of the conversion. For example, in the event that an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of our common stock upon conversion of the convertible notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any such amendment, if approved.

Your rights to the pledged securities will be subject to our security interest and may be affected by a bankruptcy proceeding.

Although you will own the related convertible notes or Treasury securities, as applicable, those interests will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. In addition, notwithstanding the automatic termination of the purchase contracts, in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code, or other relief sought by the collateral agent, the purchase contract agent or another party asserting an interest in the pledged securities. Moreover, claims arising out of the convertible notes will be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, although we do not believe such an argument would prevail, following the termination of the purchase contracts, a party in interest in the bankruptcy proceeding might argue that the holders of convertible notes should be treated as equity holders, rather than creditors, in the bankruptcy proceeding.

The secondary market for the Corporate Units, the Treasury Units and the convertible notes may be illiquid.

We are unable to predict how the Corporate Units, the Treasury Units and the convertible notes will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Corporate Units, the Treasury Units and/or the convertible notes. We intend to apply for listing of the Corporate Units on the New York Stock Exchange. We have no obligation or current intention to apply for any separate listing of the Treasury Units or the convertible notes on any stock exchange. We have been advised by the representatives that the underwriters presently intend to make a market for the Corporate Units; however, they are not obligated to do so and any market making may be discontinued at any time without notice. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the convertible notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of Corporate Units are converted to Treasury Units, the liquidity of Corporate Units could be adversely affected. We cannot provide assurance that the Corporate Units will not be delisted from the New York Stock Exchange or that trading in the Corporate Units will not be suspended as a result of elections to create Treasury Units or recreate Corporate Units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

Neither the indenture nor the supplemental indenture restricts our ability to take certain actions that could negatively impact holders of the convertible notes.

We are not restricted under the terms of the indenture, the supplemental indenture or the convertible notes from incurring additional debt that would be equal in right of payment to the convertible notes. In addition, the limited covenants applicable to the convertible notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the convertible notes could have the effect of diminishing our ability to make payments on the convertible notes and the purchase contracts when due. Certain of our other debt instruments may, however, restrict these and other actions.

We are both an operating company and a holding company and may require cash from our subsidiaries to make contract adjustment payments and payments on the convertible notes.

The convertible notes and the contract adjustment payments are solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make payments in respect of the convertible notes and the contract adjustments. While we have substantial operations of our own, we are also a holding company for several direct and indirect subsidiaries. Our subsidiaries will have no obligation to make the contract adjustment payments or pay any amount in respect of the convertible notes. Accordingly, we may depend, in part, on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our contract adjustment payment obligations and our obligations under the indenture governing the convertible notes, including payment of interest. As described above, as an equity holder of our subsidiaries, our ability to participate in any distribution of assets of any subsidiary is ‘‘structurally subordinate’’ to the claims of the creditors of that subsidiary. If we are unable to obtain cash from our subsidiaries, we may be unable to fund required contract adjustment payments and payments in respect of the convertible notes.

We may not have the cash necessary to pay the amount of cash required upon conversion of convertible notes or to repurchase the convertible notes following a fundamental change or a failed remarketing.

Upon a conversion of separate convertible notes in accordance with their terms, we will be required to pay up to the principal amount of such convertible notes in cash. Holders of separate convertible notes also have the right to require us to repurchase the convertible notes for cash upon the occurrence of a fundamental change. In addition, following a failed remarketing, holders of all convertible notes will have the right to require us to repurchase their convertible notes, and holders of separate convertible notes will have the right to receive the repurchase price in cash directly. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay the amount of cash required upon a conversion of convertible notes or make the required repurchase of convertible notes, as the case may be, at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to pay the amount of cash required upon a conversion of convertible notes or make the required repurchase, as the case may be, may be limited by law or the terms of other debt agreements or securities. Our failure to pay the amount of cash required upon conversion of convertible notes or make the required repurchase, as the case may be, would constitute an event of default under the supplemental indenture governing the convertible notes, which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment, and further restrict our ability to make such payments and repurchases.

The price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the industry, generally;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement; and

•	general market and economic conditions.

Holders who receive our common stock upon settlement of their purchase contracts or upon conversion of their convertible notes will be subject to the risk of volatile and depressed market prices of our common stock. In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of the financial condition, results of operations, business or prospects of us and our subsidiaries. It is impossible to assure converting holders that the market price of our common stock will not fall in the future.

The conditional conversion feature of the convertible notes may prevent a conversion of convertible notes prior to the twenty-second scheduled trading day immediately preceding the maturity date.

The convertible notes are convertible prior to the twenty-second scheduled trading day immediately preceding the maturity date only upon the occurrence of a specified transaction as described in this prospectus supplement. See ‘‘Description of Notes — Conversion Rights’’ in this prospectus supplement. If these conditions are not met, holders of convertible notes will not be able to convert their convertible notes prior to the twenty-second scheduled trading day immediately preceding the maturity date and therefore may not be able to receive the value of the consideration for which the convertible notes would otherwise be convertible.

Upon conversion of the convertible notes, we will pay only cash in settlement of up to the principal amount thereof and we may settle any amounts in excess of the principal amount in shares of our common stock, cash or a combination thereof.

We will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the daily conversion value of the convertible notes and by delivering shares of our common stock, cash or a combination thereof in settlement of any conversion obligations in excess of the principal amount of the convertible notes. Accordingly, upon conversion of a convertible note, you will receive fewer shares of such common stock than would be deliverable if the convertible notes were convertible solely for shares of our common stock based on the conversion rate, and, accordingly, you may not receive any shares of our common stock. In addition, upon conversion of the convertible notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and some or all of the 20 consecutive trading days as to which the daily conversion values of your convertible notes will be determined. Finally, upon conversion, you may receive only cash with a value less than the principal amount of convertible notes being converted because the value of our common stock may decline (or not appreciate as much as you expect) between the day that you exercise your conversion right and the day the conversion value of your convertible notes is finally determined.

The make whole premium on convertible notes converted in connection with a cash merger may not adequately compensate holders for the lost option time value of their convertible notes as a result of any such cash merger.

If a cash merger described in this prospectus supplement occurs, then, under certain circumstances, we will increase the applicable conversion rate by a number of additional shares of our common stock. This increased applicable conversion rate will apply only to holders who convert their convertible notes in connection with any such cash merger. The number of additional shares of our common stock will be determined based on the date on which the cash merger becomes effective and, in the case of a cash merger in which holders of our common stock receive only cash, the price paid per share of our common stock in such cash merger, otherwise, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day immediately preceding the effective date of such cash merger, as described under ‘‘Description of Notes — Conversion Rights — Make Whole Amount Upon a Cash Merger’’ in this prospectus supplement. While the number of additional shares of our common stock is designed to compensate holders for the lost option time value of the convertible notes as a result of such cash merger, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, if the price paid per share of our common stock in the transaction is less than $                   or in excess of $            , the conversion rate will not be increased. In no event will the number of shares of our common stock issuable upon a conversion of convertible notes exceed                      per $1,000 principal amount of convertible notes, subject to adjustment, regardless of when the cash merger becomes effective, or in the case of certain cash mergers in which holders of our common stock receive only cash, the price paid per share of our common stock in the cash merger, otherwise the average of the closing sale prices per share of our common stock over the five trading day period ending on the trading day immediately preceding the effective date of such transaction, as the case may be.

The definition of a fundamental change requiring us to repurchase convertible notes is limited and therefore the market price of the convertible notes and the Equity Units may decline if we enter into a transaction that does not constitute a fundamental change.

The term ‘‘fundamental change,’’ as used in the convertible notes and the supplemental indenture, is limited and may not include every event that might cause the market price of the convertible notes to decline. As a result, our obligation to repurchase the convertible notes upon a fundamental change may not preserve the value of the convertible notes and the Equity Units in the event of a highly leveraged transaction, or certain reorganizations, mergers or similar transactions.

The fundamental change repurchase rights, the increased conversion rate triggered by a cash merger and the early settlement of the purchase contracts upon a cash merger could discourage a potential acquiror.

The repurchase rights in the convertible notes triggered by a fundamental change, as described under the heading ‘‘Description of Notes — Repurchase at Option of Holders Upon a Fundamental change,’’ the increased conversion rate triggered by a cash merger, as described under the heading ‘‘Description of Notes — Conversion Rights — Make Whole Amount’’ and the early settlement of the purchase contracts upon a cash merger, as described under the heading ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger,’’ could discourage a potential acquiror, including potential acquirors that otherwise seek a transaction with us that would be attractive to you.

The convertible note hedge and warrant transactions may affect the value of the Equity Units, the convertible notes and our common stock.

We expect to enter into convertible note hedge transactions with affiliates of one or more of the underwriters, whom we refer to as the hedge participants, in connection with the issuance of the convertible notes comprising a part of the Corporate Units. We also intend to enter into warrant transactions with the hedge participants. The convertible note hedge transactions are expected to eliminate potential dilution upon conversion of the notes. However, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants at the time of exercise. We intend to use a portion of the net proceeds of our concurrent offering of unsecured notes due 2010 to pay the net cost of the convertible note hedge and warrant transactions. If the underwriters exercise their over-allotment option to purchase additional Corporate Units, we expect to use proceeds from our concurrent offering of unsecured notes due 2010 to enter into additional convertible note hedge transactions. In connection with such exercise, we may also enter into additional warrant transactions. These transactions will be accounted for as an adjustment to our shareholders’ equity.

In connection with establishing its initial hedge of these transactions, the hedge participants have informed us that they or their affiliates expect to enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions concurrently with or shortly after the pricing of the notes. They have informed us that these activities could have the effect of increasing or preventing a decline in the price of our common stock and/or the Equity Units concurrently with or shortly after the pricing of the Equity Units.

The hedge participants have also informed us that they or their affiliates are likely to modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions prior to the maturity of the convertible notes. In particular, they have informed us that such hedge modification transactions are likely to occur during any note observation period for a conversion of convertible notes, which may have a negative effect on the amount or value of the consideration received in relation to the conversion of those convertible notes. In addition, we intend to exercise options we hold under the convertible note hedge transaction whenever convertible notes are converted. In order to unwind their hedge position with respect to those exercised options, the hedge participants have informed us that they or their affiliates will likely sell shares of our common stock in secondary transactions or unwind various derivative transactions with respect to our common stock during any note observation period for the convertible notes.

In addition, if the convertible note hedge and warrant transactions fail to become effective when this offering of Equity Units is completed, or if the offering is not completed, the hedge participants or their affiliates may unwind their respective hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the convertible notes and the Equity Units.

The hedge participants have informed us that the effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the convertible notes and the Equity Units and, as a result, the amount of cash and/or number of shares of our common stock, if any, as well as the value of such shares of our common stock you may receive upon conversion of the convertible notes or upon settlement of the purchase contracts comprising a part of the Equity Units.

You may not be able to exercise your right to settle a purchase contract prior to the purchase contract settlement date unless a registration statement under the Securities Act of 1933 is in effect and a prospectus is available covering the shares of common stock deliverable upon early settlement of a purchase contract.

The early settlement right under the purchase contracts is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. Although we have agreed to use our commercially reasonable efforts to have such a registration statement in effect and to provide a prospectus if so required under the U.S. federal securities laws, any failure or inability to maintain an effective registration statement or to have available a prospectus covering the common stock, including as a result of pending corporate events or announcements that prevent the delivery of a current prospectus, may prevent or delay an early settlement.

The United States federal income tax consequences of the purchase, ownership and disposition of the equity units are unclear.

There is only one published revenue ruling addressing the treatment of instruments similar to the equity units. No other statutory, judicial or administrative authority directly addresses the treatment of the equity units or instruments similar to the equity units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of the equity units are unclear. You are urged to consult your tax advisor concerning the tax consequences of an investment in the equity units. For further details, see ‘‘Material United States Federal Income Tax Consequences.’’

You will have to recognize as ordinary interest income the original issue discount that accrues on the convertible notes in advance of the receipt of cash attributable to such income.

For United States federal income tax purposes, the convertible notes will be treated as issued with original issue discount, and you will be required to include such original issue discount in income as ordinary interest income as it accrues on a constant yield-to-maturity basis in advance of the receipt of cash attributable to such income. For further details, see ‘‘Material United States Federal Income Tax Consequences — U.S. Holders — Convertible Notes — Accrual of Qualified Sated Interest and OID’’ and ‘‘Material United States Federal Income Tax Consequences — Non-U.S. Holders.’’

You may have to pay United States federal income or withholding taxes with respect to deemed distributions on the convertible notes even though you do not receive any cash.

We will adjust the conversion rate with respect to your convertible notes to account for stock distributions, share splits and combinations, certain cash distributions and certain other events that affect our capital structure. Upon such an adjustment, you may be required to include an amount in income for United States federal income tax purposes, notwithstanding that you do not receive any cash or other property with respect to such adjustments. For further details, see ‘‘Material United States Federal Income Tax Considerations — U.S. Holders — Convertible Notes — Constructive Distributions’’ and ‘‘Material United States Federal Income Tax Consequences — Non-U.S. Holders.’’

You may have to pay United States federal income or withholding taxes with respect to deemed distributions on the purchase contracts even though you do not receive any cash.

We will adjust the settlement rate with respect to your purchase contract to account for stock distributions, share splits and combinations, certain cash distributions and certain other events that affect our capital structure. Upon such an adjustment, you may be required to include an amount in income for United States federal income tax purposes, notwithstanding that you do not receive any cash or other property with respect to such adjustments. For further details, see ‘‘Material United States Federal Income Tax Considerations — U.S. Holders — Purchase Contracts — Adjustment to Settlement Rate’’ and ‘‘Material United States Federal Income Tax Consequences — Non-U.S. Holders.’’

 ACCOUNTING TREATMENT

The proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the convertible notes based on the fair value of each at the date of the offering. It is expected each $1,000 convertible note will be recorded as debt at inception. The present value of the Corporate Unit contract adjustment payments will be initially charged to stockholders’ equity, with an offsetting credit to liabilities. This liability is accreted over three years by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability.

The purchase contracts are forward transactions in our common stock. Upon settlement of each purchase contract, we will receive $1,000 on the purchase contract and will issue the requisite number of shares of our common stock. The $1,000 that we receive will be credited to stockholders’ equity.

Before the issuance of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently we anticipate there will be no dilutive effect on our earnings per share from the purchase contracts prior to settlement.

Before the settlement of the convertible notes, the applicable conversion value feature will be accounted for using the treasury stock method previously described. As a result, we anticipate there will be not dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $            .

Both the Financial Accounting Standards Board and its emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the units. It is possible that our accounting for the purchase contracts and the convertible notes could be affected by any new accounting rules that might be issued by these groups.

 DESCRIPTION OF THE EQUITY UNITS

The following is a summary of some of the terms of the Equity Units. This summary together with the summary of the terms of the purchase contracts, the purchase contract and pledge agreement and the convertible notes set forth under the captions ‘‘Description of the Purchase Contracts,’’ ‘‘Certain Provisions of the Purchase Contracts and the Purchase Contract and Pledge Agreement,’’ ‘‘Description of the Notes’’ and ‘‘Description of the Common Stock’’ in this prospectus supplement contains a description of all of the material terms of the Equity Units but is not complete, and we refer you to the agreements which will govern your rights as holders of the Equity Units and which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part.

General

We will issue the Equity Units under the purchase contract and pledge agreement between us and The Bank of New York Trust Company, N.A., as purchase contract agent and trustee (the ‘‘purchase contract agent’’) and HSBC Bank USA, N.A., as collateral agent, custodial agent and securities intermediary (the ‘‘collateral agent’’). The Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of               Corporate Units (or             Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $1,000.

Each Corporate Unit offered by us will consist of:

•	a purchase contract under which:

•	the holder will agree to purchase from us on May 17, 2010, which we refer to as the ‘‘purchase contract settlement date,’’ unless settled early or upon a cash merger as described under ‘‘Description of the Purchase Contracts — Early Settlement’’ or ‘‘— Early Settlement Upon Cash Merger’’ below, for $1,000 in cash, a number of shares of our common stock calculated as described under ‘‘Description of the Purchase Contracts — General,’’ and

•	we will pay to the holder quarterly contract adjustment payments at the rate of % of the $1,000 stated amount per year, or $ per year; and

•	a $1,000 principal amount convertible note due May 17, 2012 issued by us under which we will pay to the holder interest at an annual rate of 3-month LIBOR, reset quarterly, minus %.

The fair market value of the Corporate Units we issue will be recorded in our financial statements based on an allocation between the purchase contracts and the convertible notes in proportion to their respective fair market values at the time of issuance. Under the purchase contract and pledge agreement, you will be deemed to have agreed to allocate all of the purchase price to your convertible note.

So long as the units are in the form of Corporate Units, the convertible note will be pledged to us through the collateral agent to secure the holders’ obligations to purchase our common stock under the related purchase contracts.

Creating Treasury Units by Substituting a Treasury Security for a Convertible Note

Each holder of a Corporate Unit may create, at any time on or prior to the second business day immediately preceding the first remarketing date referred to under ‘‘Description of the Purchase Contracts — Remarketing’’ below, a Treasury Unit by substituting for a convertible note a zero-coupon U.S. Treasury security (CUSIP No. 912820LR6) with a principal amount at maturity equal to $1,000 and maturing on May 15, 2010, and payable on the purchase contract settlement date, which we refer to as a ‘‘Treasury security.’’ This substitution would create a Treasury Unit and the related convertible note that is a part of the Corporate Unit will be released to the holder and will be separately tradable from the Treasury Unit.

Each Treasury Unit will consist of:

•	a purchase contract under which:

•	the holder will agree to purchase from us on the purchase contract settlement date, unless settled early or upon a cash merger as described under ‘‘Description of the Purchase Contracts — Early Settlement’’ or ‘‘— Early Settlement Upon Cash Merger’’ below, for $1,000 in cash, a number of shares of our common stock calculated as described under ‘‘Description of the Purchase Contracts — General,’’ and

•	we will pay to the holder quarterly contract adjustment payments at the rate of % of the $1,000 stated amount per year, or $ per year; and

•	a Treasury security.

The term ‘‘business day’’ means any day other than a Saturday or a Sunday or a day on which banking institutions and trust companies in New York City, New York are authorized or required by law or executive order to remain closed.

The Treasury Unit holder’s Treasury security will be pledged to us through the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contracts.

To create a Treasury Unit, a holder is required to:

•	deposit with the collateral agent a Treasury security, which must be purchased in the open market at the expense of the Corporate Unit holder; and

•	transfer to the purchase contract agent a Corporate Unit, accompanied by a notice stating that the holder of the Corporate Unit has deposited a Treasury security with the collateral agent, and requesting that the purchase contract agent instruct the collateral agent to release the related convertible note.

Upon receiving instructions from the purchase contract agent and receipt of the Treasury security, the collateral agent will release the related convertible note from the pledge and deliver it to the purchase contract agent on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the Corporate Unit;

•	transfer the related convertible note to the holder; and

•	deliver a Treasury Unit to the holder.

The Treasury security will be substituted for the convertible note and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the related purchase contracts. The convertible note thereafter will trade separately from the Treasury Units.

Holders who create Treasury Units or recreate Corporate Units, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See ‘‘Certain Provisions of the Purchase Contracts and the Purchase Contract and Pledge Agreement — Miscellaneous.’’

Recreating Corporate Units

Each holder of a Treasury Unit will have the right, at any time on or prior to the second business day immediately preceding the first remarketing date, to substitute for the related Treasury security held by the collateral agent a convertible note having an aggregate principal amount equal to $1,000. This substitution would recreate a Corporate Unit and the applicable Treasury security would be released to the holder and would be separately tradable from the Corporate Unit.

To recreate a Corporate Unit, a holder is required to:

•	deposit with the collateral agent a $1,000 principal amount convertible note, which must be purchased in the open market at the expense of the Treasury Unit holder, unless otherwise owned by the holder; and

•	transfer to the purchase contract agent a Treasury Unit, accompanied by a notice stating that the holder of the Treasury Units has deposited a $1,000 principal amount convertible note with the collateral agent, and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury security.

Upon receiving instructions from the purchase contract agent and receipt of the $1,000 principal amount convertible note, the collateral agent will release the related Treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•    cancel the Treasury Unit;

•    transfer the related Treasury security to the holder; and

•    deliver a Corporate Unit to the holder.

The $1,000 principal amount convertible note will be substituted for the Treasury security and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the related purchase contracts. The Treasury security thereafter will trade separately from the Corporate Units.

Current Payments

Holders of Corporate Units and Treasury Units will receive quarterly contract adjustment payments payable by us at the rate of       % per year on the stated amount of $1,000 per Equity Unit until the earliest of the purchase contract settlement date, the cash merger early settlement date (in the case of a cash merger where the holder has elected to settle its purchase contracts early in connection with such cash merger as described in ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger’’) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts (in the case of an early settlement as described in ‘‘Description of the Purchase Contracts — Early Settlement’’). In addition, holders of Corporate Units will receive quarterly cash distributions consisting of interest payments on the convertible notes at an annual rate equal to 3-month LIBOR, reset quarterly, minus       %. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units, but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the convertible notes that were released to them when the Treasury Units were created for as long as they hold the convertible notes. We will make all contract adjustment payments on the Corporate Units and the Treasury Units quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing August 17, 2007.

Listing

We intend to apply for listing of the Corporate Units on the New York Stock Exchange. Unless and until substitution has been made as described in ‘‘— Creating Treasury Units’’ or ‘‘— Recreating Corporate Units,’’ neither the convertible note nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The convertible note component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. In addition, if Treasury Units or convertible notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may, but have no obligation to, cause the Treasury Units or convertible notes to be listed on the exchange on which the Corporate Units are then listed, including, if applicable, the New York Stock Exchange.

Voting and Certain Other Rights

Holders of purchase contracts forming part of the Corporate Units or Treasury Units, or holders of convertible notes, whether or not part of a Corporate Unit, in their capacities as such holders, will have no voting or other rights in respect of our common stock.

Repurchase of the Equity Units

We may purchase from time to time any of the Equity Units offered by this prospectus supplement that are then outstanding by tender, in the open market, by private agreement or otherwise, subject to compliance with applicable law.

 DESCRIPTION OF THE PURCHASE CONTRACTS

The following description is a summary of some of the terms of the purchase contracts. The purchase contracts will be issued pursuant to the purchase contract and pledge agreement between us, the purchase contract agent and the collateral agent. The description of the purchase contracts and the purchase contract and pledge agreement in this prospectus supplement contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the purchase contract and pledge agreement that have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part.

Purchase of Common Stock

Each purchase contract that is a part of a Corporate Unit or a Treasury Unit will obligate its holder to purchase, and us to sell, on the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder’s option or upon a cash merger), a number of shares of our common stock equal to the settlement amount, for $1,000 in cash. The ‘‘settlement amount’’ will be equal to the sum of the daily settlement amounts determined over a twenty consecutive trading day period ending on and including the third trading day prior to the purchase contract settlement date, which we refer to as the ‘‘observation period.’’

The ‘‘daily settlement amount’’ for each trading day of the observation period will be calculated as follows:

(1)	if the applicable market value (as defined below) of our common stock on that trading day is less than or equal to $ (subject to adjustment), which we refer to as the ‘‘reference price,’’ the daily settlement amount for such trading day will be shares of our common stock, which we refer to as the ‘‘maximum daily amount.’’

Accordingly, if the applicable market value of the common stock on a trading day during the observation period is less than the reference price, the value (based on that applicable market value) of the shares included as that day’s daily settlement amount will be less than $            , which is the proportional stated amount of the purchase contract for that trading day. As a result, you will lose all or a portion of your $1,000 investment in the Equity Unit.

(2)	if the applicable market value of our common stock on a trading day during the observation period is greater than the reference price of $ , the daily settlement amount for such trading day will be a number of shares of our common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth share.

Accordingly, if the applicable market value or our common stock is greater than the reference price, the value (based on that applicable market value) of the shares included as that day’s daily settlement amount will equal $50, which is the proportional stated amount of the purchase contract for that trading day. As a result, you will never receive on the purchase contract settlement date more value (based on each day’s applicable market value) than the stated amount of $1,000.

If you elect to settle your purchase contract early in the manner described under ‘‘— Early Settlement,’’ below the number of shares of our common stock issuable upon settlement of such purchase contract will be equal to the product of 0.85 and the sum of the daily settlement amounts determined over a 20 consecutive trading day period beginning on the trading day immediately following the day you exercise your early settlement right, which we refer to as the ‘‘early settlement observation period.’’ The daily settlement amounts for each trading day of the early settlement observation period will be calculated as described above.

The reference price and the maximum daily amount will be subject to adjustment under the circumstance described set forth under ‘‘Description of Purchase Contracts — Anti-Dilution Adjustments.’’

‘‘Applicable market value’’ with respect to a trading day during the observation period or the early settlement observation period, as applicable, means the daily VWAP of our common stock on such trading day.

The reference price of $             will be equal to the last reported sale price of our common stock on the New York Stock Exchange on March     , 2007, the date we priced this offering to the public.

The term ‘‘closing price’’ of shares of our common stock means, on any date of determination:

(1)	the closing price of shares of our common stock as of the close of the principal trading session (or, if no closing price is reported, the last reported sale price) per share on the New York Stock Exchange on such date; or

(2)	if shares of our common stock are not listed for trading on the New York Stock Exchange on any such date, the closing price (or, if no closing price is reported, the last reported sale price) per share as reported in the composite transactions for the principal United States securities exchange on which our common stock is so listed; or

(3)	if shares of our common stock are not so listed on a United States national or regional securities exchange, the last reported quoted bid price for our common stock in the over-the-counter market; or

(4)	if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our common stock on such date from at least three nationally recognized independent investment banking firms retained by us for this purpose.

The term ‘‘trading day’’ means a day on which:

•	there is no market disruption event (as defined below) and

•	trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded.

If our common stock (or other security for which a closing price must be determined) is not so listed or quoted, ‘‘trading day’’ means a ‘‘business day.’’

‘‘Market disruption event’’ means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value of our common stock on the last trading day of the observation period or early settlement observation period, as the case may be. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

Unless:

•	a holder has settled the related purchase contracts early by delivery of cash to the purchase contract agent in the manner described under ‘‘— Early Settlement’’ or ‘‘— Early Settlement Upon Cash Merger’’;

•	a holder of Corporate Units has settled the related purchase contracts with separate cash in the manner described under ‘‘— Notice to Settle with Cash in Connection with Remarketing’’; or

•	an event described under ‘‘— Termination’’ has occurred,

then, on the purchase contract settlement date,

•	in the case of Corporate Units where there has been a successful remarketing, the portion of the proceeds from the remarketing equal to the principal amount of the convertible notes remarketed will automatically be applied to satisfy in full the holder’s obligations to purchase our common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units; and

•	in the case of Corporate Units where there has not been a successful remarketing, unless holders of Corporate Units elect not to exercise their put right by delivering cash to settle their purchase contracts as described under ‘‘— Remarketing’’ below, such holders will be deemed to have elected to apply the proceeds of the put price equal to the principal amount of the convertible notes to satisfy in full the holder’s obligations to purchase our common stock under the related purchase contracts; and

•	in the case of Treasury Units, the proceeds of the related Treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase our common stock under the related purchase contracts.

The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the Corporate Units or the Treasury Units, if in certificated form, and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of a purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

By purchasing a Corporate Unit or a Treasury Unit, a holder will be deemed to have, among other things:

•	irrevocably appointed the purchase contract agent as its attorney-in-fact to enter into and perform the purchase contract and the related purchase contract and pledge agreement in the name of and on behalf of such holder; and

•	agreed to be bound by the terms and provisions of the Corporate Units and Treasury Units and perform its obligations under the related purchase contract and the purchase contract and pledge agreement.

In addition, each beneficial owner of an Equity Unit, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat itself as the owner of the related convertible note or Treasury security, as the case may be, and to treat the convertible notes as indebtedness for United States federal, state and local income and franchise tax purposes.

Remarketing

Pursuant to the remarketing agreement among Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as the remarketing agents, us and the purchase contract agent (as attorney-in-fact of the holders), unless a termination event has occurred, remarketing of the convertible notes that are part of the Corporate Units will be attempted on May 10, 2010 and, if the remarketing on that date fails, on May 11, 2010, which are the fifth and fourth business days, respectively, immediately preceding the purchase contract settlement date of May 17, 2010. Settlement of any such remarketing will occur on May 17, 2010.

We will issue a press release with respect to the remarketing and request that the depositary notify its participants holding Corporate Units, Treasury Units and separate convertible notes of the remarketing period no later than 15 days prior to the first remarketing date. In such press release and notice, we will set forth the remarketing dates, the applicable procedures for holders of separate convertible notes to participate in the remarketing, the applicable procedures for holders of Corporate Units to create Treasury Units, the applicable procedures for holders of Corporate Units to settle their purchase contracts with separate cash and any other applicable procedures.

In connection with a remarketing, the remarketing agents will use their reasonable efforts to obtain a price for the convertible notes to be remarketed that results in proceeds of at least 100% of the aggregate principal amount of such convertible notes. To obtain that price, the remarketing agents may reset the interest rate on the convertible notes, as described under ‘‘Description of the Notes — Interest Rate Reset’’; provided that the reset rate may not be less than the annual rate equal to 3-month LIBOR, reset quarterly, minus       % (but in no event less than 0%). Settlement of a successful remarketing, and the effective date of the reset rate, will occur on the purchase contract settlement date.

Corporate Unit holders have the option to notify the purchase contract agent on or prior to the second business day immediately prior to the first remarketing date of their intention to settle the related purchase contracts with separate cash and provide such cash on or prior to the business day immediately prior to the first remarketing date. The convertible notes of any holder who has failed to give this notice and deliver such cash will be remarketed on the remarketing date or dates. In addition, holders of convertible notes that do not underlie Corporate Units may elect to participate in the remarketing as described under ‘‘Description of the Notes — Remarketing of Convertible Notes that are not Included in Corporate Units at the Option of the Holder.’’

Upon a successful remarketing, the portion of the proceeds equal to the aggregate principal amount of the convertible notes will automatically be applied to satisfy in full the Corporate Unit holders’ obligations to purchase common stock under the related purchase contracts. If any proceeds remain after this application, the remarketing agents will remit such remaining proceeds to the purchase contract agent for the benefit of the holders. We will separately pay a remarketing fee to the remarketing agents as we may negotiate with the remarketing agents at that time. Holders whose convertible notes are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

If:

•	despite using its reasonable efforts, the remarketing agents cannot remarket the related convertible notes on or prior to the fourth business day immediately preceding the purchase contract settlement date, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the convertible notes being remarketed, or

•	the remarketing has not occurred on or prior to the fourth business day immediately preceding the purchase contract settlement date because a condition precedent to the remarketing has not been fulfilled, in each case resulting in no successful remarketing, holders of all convertible notes will have the right to put their convertible notes to us for an amount equal to the principal amount of their convertible notes on the purchase contract settlement date. We will pay the full amount of accrued and unpaid interest due on such purchase contract settlement date to the holder of record at the close of business on the corresponding record date. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the convertible notes underlying such Corporate Units unless such holder elects to settle the purchase contract with separate cash as described below under ‘‘— Notice to Settle with Cash in Connection with Remarketing’’ or unless, prior to 5:00 p.m., New York City time, on the business day immediately prior to the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to such business day delivers to the collateral agent $1,000 in cash per Corporate Unit. A holder of Corporate Units that has not elected to settle with separate cash will be deemed to have elected to apply the proceeds of the put price equal to the principal amount of the convertible notes against such holder’s obligations to purchase our common stock under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our common stock pursuant to the related purchase contracts. See ‘‘Risk Factors Relating to the Equity Units — If you do not settle your related purchase contracts with separate cash following a failed remarketing, you may lose any conversion value in excess of $1,000 and the ability to hold your convertible notes until maturity.’’

If a holder of Corporate Units so elects to settle with separate cash, as described below in ‘‘— Notice to Settle with Cash in Connection with Remarketing’’ or as described above, upon receipt of the required cash payment, the related convertible notes underlying the Corporate Units will be released from the pledge under the purchase contract and pledge agreement and delivered promptly to the purchase contract agent for delivery to the holder. The holder of the Corporate Units will then receive the applicable number of shares of our common stock in settlement of the related purchase contracts on the purchase contract settlement date. The cash received by the collateral agent upon this settlement with separate cash will be invested promptly in permitted investments, as defined in the purchase contract and pledge agreement, and paid to us on the purchase contract settlement date. Any funds received by the collateral agent in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with separate cash.

If no successful remarketing has occurred on or prior to May 11, 2010, the fourth business day immediately preceding the purchase contract settlement date, we will cause a notice of the failed remarketing of the convertible notes to be published before 9:00 a.m., New York City time, on May 12, 2010, the third business day immediately preceding the purchase contract settlement date. The notice to be published under this section will be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

We will use commercially reasonable efforts to ensure that a registration statement with regard to the full amount of the convertible notes to be remarketed will be effective in a form that may be used by the remarketing agents in connection with the remarketing process (unless such registration statement is not required under the applicable laws and regulations that are in effect at that time) or unless we conduct any remarketing in accordance with an exemption under the securities laws.

Early Settlement

Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the first scheduled trading day of the observation period described under ‘‘— Purchase of Common Stock’’ above.

In order to settle purchase contracts early, a holder of Equity Units must deliver to the purchase contract agent (1) a completed ‘‘Election to Settle Early’’ form, along with the Corporate Unit or Treasury Unit certificate, if they are in certificated form and (2) a cash payment in immediately available funds in an amount equal to:

•	$1,000 times the number of purchase contracts being settled; plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any contract adjustment payment record date to the opening of business on the related payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contracts being settled.

So long as you hold Equity Units as a beneficial interest in a global security certificate deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

The early settlement right is also subject to the condition that, if required under U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have a registration statement in effect covering those shares of common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right (it being understood that if there is a material business transaction or development that has not yet been publicly disclosed, we will not be required to provide such a prospectus, and the early settlement right will not be available, until we have publicly disclosed such transaction or development, provided that we will use our commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so).

Upon early settlement we will issue the number of shares of our common stock for each purchase contract being settled as described in ‘‘— Purchase of Common Stock,’’ above, except that such amount will be multiplied by 0.85 and the observation period for the purchase contract being settled early will be the 20 trading days beginning on, and including, the trading day immediately following the day on which you exercise this right. We will cause the related convertible note or Treasury security, as the case may be, underlying the Equity Units and securing such purchase contract to be released from the pledge under the purchase contract and pledge agreement, and delivered within three business days following the early settlement date, in each case to the purchase contract agent for delivery to the holder. In addition, we issue the number of shares to be issued upon settlement of the purchase contract with three business days following the last day of the early settlement observation period. Upon early settlement, the holder’s right to receive future contract adjustment payments will terminate, and no adjustment will be made to or for the holder on account of any amounts accrued in respect of contract adjustment payments since the most recent quarterly payment date.

If the purchase contract agent receives a completed ‘‘Election to Settle Early’’ form, along with the Corporate Unit or Treasury Unit certificate, if they are in certificated form, and payment of $1,000 for each purchase contract being settled prior to 5:00 p.m., New York City time, on any business day and all conditions to early settlement have been satisfied, then that day will be considered the early settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the early settlement date.

Early Settlement Upon Cash Merger

We refer to any transaction or event (whether by means of a share exchange or tender offer applicable to our common stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of us or a sale, lease or other transfer of all or substantially all of our consolidated assets) or a series of related transactions or events pursuant to which 50% or more of our outstanding common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, more than 10% of which consists of cash, securities or other property that is not, or will not be upon consummation of such transaction, listed on a national securities exchange as a ‘‘cash merger.’’ If we are involved in a cash merger prior to the purchase contract settlement date, a holder of Equity Units may settle the related purchase contracts early with cash on the cash merger early settlement date described below. We refer to this right as the ‘‘cash merger early settlement right.’’ The cash merger early settlement right is subject to the condition that at such time, if so required under U.S. federal securities laws, there is in effect a registration statement and an available prospectus covering shares of the common stock and other securities, if any, to be delivered pursuant to the purchase contracts being settled. We have agreed that, if required under U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have a registration statement in effect covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

We will provide each holder of Equity Units with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be at least ten days after the date of the notice but no later than the earlier of 20 days after the date of such notice or two business days prior to the first remarketing date, on which cash merger early settlement will occur, provided that in no event will the cash merger early settlement date be later than the fifth business day immediately prior to the fundamental change purchase date as described under ‘‘Description of the Notes — Repurchase at Option of Holders Upon a Fundamental Change’’ below. The notice will set forth, among other things, the cash merger early settlement observation period, the applicable maximum daily amount and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the cash merger early settlement right, a holder must deliver to the purchase contract agent, at least three business days before the cash merger early settlement date, the certificate evidencing the holder’s Corporate Units or Treasury Units, if in certificated form, and payment of the applicable purchase price in immediately available funds.

If a holder exercises the cash merger early settlement right, we will deliver to such holder on the cash merger early settlement date the sum of the daily settlement amounts calculated as described under ‘‘— Purchase of Common Stock above’’, and not at a reduced amount as described under ‘‘— Early Settlement’’, for the twenty consecutive trading day period ending on the effective date of the cash merger, which we refer to as the ‘‘cash merger observation period’’, together with accrued and unpaid contract adjustment payments to the cash merger early settlement date; provided that if a cash merger early settlement date falls after a record date and on or prior to the corresponding contract adjustment payment date, we will pay the full amount of accrued and unpaid contract adjustment payments, if any, due on such contract adjustment payment date to the holder of record at the close of business on the corresponding record date. Such holder will also receive, on the cash merger early settlement date, the aggregate principal amount of convertible notes or Treasury securities underlying its Corporate Units or Treasury Units, as the case may be. If a holder does not elect to exercise the cash merger early settlement right, its Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date.

Notice to Settle with Cash in Connection with Remarketing

A holder of Corporate Units may elect not to participate in the remarketing by settling the related purchase contract with separate cash by (1) delivering the Corporate Unit certificate, if in certificated form, at the offices of the purchase contract agent with the completed ‘‘Notice to Settle with Cash’’ form prior to 5:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date and (2) delivering to the collateral agent a cash payment equal to the purchase price under the purchase contracts being settled in immediately available funds prior to 5:00 p.m., New York City time, on the business day immediately preceding the first remarketing date. Holders of Corporate Units may only cash settle purchase contracts following our notice of a remarketing.

Upon receipt of the required cash payment, the related convertible note will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Corporate Units. The holder of the Corporate Units will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

If a holder of Corporate Units that has given notice of its intention to settle with cash fails to deliver the cash by the applicable time and date specified above, the convertible notes underlying such holder’s Corporate Units will automatically be remarketed, or if there is a failed remarketing such convertible notes will be put to us (unless a holder elects to settle with separate cash), as described under ‘‘— Remarketing’’ above.

Any cash received by the collateral agent upon cash settlement will be invested promptly in permitted investments, as defined in the purchase contract and pledge agreement, and paid to us on the purchase contract settlement date. Any funds received by the collateral agent in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

Contract Adjustment Payments

Contract adjustment payments in respect of Corporate Units and Treasury Units will be payable at a rate per year of        % of the stated amount per purchase contract. Contract adjustment payments payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed in a 30-day month. Contract adjustment payments will accrue from the date of issuance of the Corporate Units to (but excluding) the earliest of the purchase contract settlement date, the cash merger early settlement date and the most recent quarterly payment date on or before any early settlement of the related purchase contracts, and will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing August 17, 2007. We do not have the right to defer payment of these contract adjustment payments.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will distribute amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Corporate Units and Treasury Units.

If any date on which contract adjustment payments are to be made is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day that is a business day, and no interest or payment will be paid in respect of the delay.

Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Anti-Dilution Adjustments

The maximum daily amount will be adjusted from time to time if certain events occur as described below. Whenever the maximum daily amount is adjusted, the reference price will also be adjusted on an inversely proportional basis.

(1)	If we issue common stock as a dividend or distribution on our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination, the maximum daily amount will be adjusted based on the following formula:

MDA1 = MDA0 x	OS1
OS0,

where:

MDA0 = the maximum daily amount in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

MDA1 = the new maximum daily amount in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of our common stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination; and

OS1 = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this paragraph (1) shall become effective as of the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, the new maximum daily amount shall be readjusted to the maximum daily amount that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all holders of our common stock any rights, warrants or options entitling them for a period of not more than 45 days after the date of distribution thereof to subscribe for or purchase our common stock, in any case at an exercise price per share of our common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such distribution, the maximum daily amount will be increased based on the following formula:

MDA1 = MDA0 x	(OS0 + X)
(OS0 + Y),

where:

MDA0 = the maximum daily amount in effect immediately prior to the ex-dividend date for such distribution;

MDA1 = the new maximum daily amount in effect immediately on and after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the aggregate number of shares of our common stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise all such rights, warrants or options and (B) the average of the closing prices of our common stock for the 10 consecutive trading days ending on the business day immediately preceding the announcement for the distribution of such rights, warrants or options.

For purposes of this paragraph (2), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase our common stock at less than the applicable closing price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by us for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by us. If any right, warrant or option described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new maximum daily amount shall be readjusted to the maximum daily amount that would then be in effect if such right, warrant or option had not been so issued.

(3)	If we distribute shares of capital stock, evidences of indebtedness or other assets or property of us to all holders of our common stock, excluding:

(A)	dividends, distributions, rights, warrants or options referred to in paragraph (1) or (2) above;

(B)	dividends or distributions paid exclusively in cash; and

(C)	spin-offs described below in this paragraph (3),

then the maximum daily amount will be increased based on the following formula:

MDA1 = MDA0 x	SP0
(SP0 − FMV),

where:

MDA0 = the maximum daily amount in effect immediately prior to the ex-dividend date for such distribution;

MDA1 = the new maximum daily amount in effect immediately on and after the ex-dividend date for such distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by us) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date and the ex-dividend date for such distribution.

An adjustment to the maximum daily amount made pursuant to the immediately preceding paragraph shall become effective as of the open of business on the ex-dividend date for such distribution.

If we distribute to all holders of our common stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (which we refer to as a ‘‘spin-off’’), the maximum daily amount in effect immediately following the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

MDA1 = MDA0 x	(FMV0 + MP0)
MP0

where:

MDA0 = the maximum daily amount in effect on the 10th trading day immediately following, and including, the effective date of the spin-off;

MDA1 = the new maximum daily amount immediately after the 10th trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after and including the effective date of the spin-off; and

MP0 = the average of the closing prices of our common stock over the first 10 consecutive trading days after and including the effective date of the spin-off.

An adjustment to the maximum daily amount made pursuant to the immediately preceding paragraph will occur at the close of business on the 10th trading day from and including the effective date of the spin-off; provided that if the purchase contract settlement date occurs within the 10 trading days following the effective date of any spin-off, references within this paragraph (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such Spin-Off and the purchase contract settlement date in determining the applicable maximum daily amount.

If any such dividend or distribution described in this paragraph (3) is declared but not paid or made, the new maximum daily amount shall be readjusted to be the maximum daily amount that would then be in effect if such dividend or distribution had not been declared.

(4A)	If any regular, quarterly cash dividend or distribution made to all or substantially all holders of our common stock during any quarterly fiscal period does not equal $0.30 per share (the ‘‘initial dividend threshold’’), the maximum daily amount will be adjusted based on the following formulas:

MDA1 = MDA0 x	SP0 – IDT
SP0 − C,

where,

MDA0 = the maximum daily amount in effect immediately prior to the ex-dividend date for such dividend or distribution;

MDA1 = the maximum daily amount in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

IDT = initial dividend threshold

If the denominator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (4A), we shall make adequate provision so that each holder of purchase contracts shall have the right to receive upon settlement, in addition to the shares of common stock received upon such settlement, the amount of cash such holder would have received had such holder settled such purchase contract on the ex-dividend date for such cash dividend or distribution.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the maximum daily amount, provided that no adjustment will be made to the initial dividend threshold for any adjustment made to the maximum daily amount under this clause (4A).

(4B)	If we pay any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all or substantially all holders of our common stock, the maximum daily amount will be adjusted based on the following formula:

MDA1 = MDA0 x	SP0
SP0 − C,

where,

MDA0 = the maximum daily amount rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

MDA1 = the maximum daily amount in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

The reference dividend amount is subject to adjustment in a manner inversely proportional to adjustments to the maximum daily amount; provided that no adjustment will be made to the reference dividend amount for any adjustment made to the maximum daily amount under this paragraph (4B).

An adjustment to the maximum daily amount made pursuant to paragraph (4A) or (4B) shall become effective as of the open of business on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in paragraph (4A) or (4B) is declared but not so paid or made, the new maximum daily amount shall be readjusted to the maximum daily amount that would be in effect if such dividend or distribution had not been declared.

If the denominator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (4B), we shall make adequate provision so that each holder of purchase contracts shall have the right to receive upon settlement, in addition to the shares of common stock received upon such settlement, the amount of cash such holder would have received had such holder settled such purchase contract on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of a share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the maximum daily amount will be increased based on the following formula:

MDA1 = MDA0 x	(AC + (SP1 x OS1))
(SP1 x OS0),

where:

MDA0 = the maximum daily amount in effect on the trading day on which such tender or exchange offer expires;

MDA1 = the maximum daily amount in effect on the trading day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by us) paid or payable for our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the closing price of our common stock for the trading day next succeeding the date such tender or exchange offer expires.

Except as stated above, the maximum daily amount and the reference price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing or for the repurchase of our common stock.

We currently have a rights plan with respect to our common stock. To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to the settlement of a purchase contract, the rights have separated from the common stock, in which case the maximum daily amount will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above.

In the event of a taxable distribution to holders of shares of our common stock that results in an adjustment of the maximum daily amount or a decrease to the reference price in our discretion, holders of Corporate Units and Treasury Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See ‘‘Material United States Federal Income Tax Considerations — U.S. Holders — Purchase Contracts — Adjustment to Settlement Rate’’ below. In addition, non-U.S. holders of Corporate Units and Treasury Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See ‘‘Material United States Federal Income Tax Considerations — Non-U.S. Holders.’’

In addition, we may make such increases to the maximum daily amount or decreases to the reference price as we deem advisable.

Adjustments to the maximum daily amount and reference price will be calculated to the nearest 1/10,000th of a share.

Whenever the maximum daily amount and reference price are adjusted, we must deliver to the purchase contract agent a certificate setting forth the maximum daily amount and the reference price, detailing the calculation of the maximum daily amount and the reference price and describing the facts upon which the adjustments are based. In addition, we must notify the holders of Corporate Units and Treasury Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the maximum daily amount was adjusted.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of certain consolidations, mergers, sales or transfers of assets, share exchanges or other reorganization events, pursuant to which all of our common stock is converted into the right to receive other securities, cash or property, for each share of our common stock that a holder of Equity Units was otherwise entitled to receive on the purchase contract settlement date, the cash merger early settlement date or early settlement date, as applicable, such holder will receive an amount of the kind and amount of securities, cash or property receivable in any such transaction by a holder of one share of common stock (which we call the ‘‘reference property’’). Immediately following the effective date of any such transaction:

•	the maximum daily amount will be an aggregate number of units of reference property that a holder of a number of shares of our common stock equal to the maximum daily amount in effect immediately prior to such transaction would have received in such transaction; and

•	the daily settlement amount for each trading day during the observation period or cash merger observation period will be calculated based on the value of one unit of reference property as it relates to the reference price as described under ‘‘— Purchase of Common Stock’’ above.

In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the reference property that holders of the Corporate Units or Treasury Units would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election.

We will agree in the purchase contract and pledge agreement not to become a party to any such transaction unless its terms are consistent with the foregoing.

Termination

The purchase contract and pledge agreement provides that the purchase contracts and the obligations and rights of us and of the holders of Corporate Units and Treasury Units thereunder (including the holders’ obligation and right to purchase and receive shares of our common stock and the right to receive accrued contract adjustment payments) will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us.

Upon any such termination, the collateral agent will release the convertible notes or Treasury securities, as the case may be, from the pledge arrangement and transfer such convertible notes or Treasury securities to the purchase contract agent for distribution to the holders of Corporate Units and Treasury Units. Upon any termination, however, such release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, such delay may occur as a result of the automatic stay under Section 362 of the U.S. Bankruptcy Code or other relief sought by the collateral agent, the purchase contract agent or other party asserting an interest in the pledged securities or contending that such termination is not effective and may continue until such automatic stay has been lifted or efforts to obtain such other relief has been resolved against such party. We expect any such delay to be limited.

Moreover, claims arising out of the convertible notes will be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, although we do not believe such an argument would prevail, following the termination of the purchase contracts, a party in interest in the bankruptcy proceeding might argue that the holders of convertible notes should be treated as equity holders, rather than creditors, in the bankruptcy proceeding.

If a holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued but unpaid contract adjustment payments.

Pledged Securities and Pledge

The convertible notes that are a component of the Corporate Units or, if substituted, the Treasury securities that are a component of the Treasury Units, collectively, the ‘‘pledged securities,’’ will be pledged to the collateral agent for our benefit pursuant to the purchase contract and pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the Corporate Units and Treasury Units with respect to such pledged securities will be subject to our security interest therein. No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to such Corporate Units or Treasury Units from the pledge arrangement except:

•	in the case of Corporate Units, to substitute a Treasury security for the related convertible note as provided for under ‘‘Description of the Equity Units — Creating Treasury Units by Substituting a Treasury Security for a Convertible Note’’;

•	in the case of Treasury Units, to substitute a convertible note, for the related Treasury security, as provided for under ‘‘Description of the Equity Units — Recreating Corporate Units’’; and

•	upon early settlement, cash settlement or termination of the related purchase contracts.

Subject to our security interest and the terms of the purchase contract and pledge agreement, each holder of Corporate Units will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related convertible notes other than those rights that relate only to separate convertible note holders, such as conversion. Each holder of Treasury Units will retain ownership of the related Treasury securities pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in ‘‘Certain Provisions of the Purchase Contracts and the Purchase Contract and Pledge Agreement — General,’’ upon receipt of distributions on the pledged securities, the collateral agent will distribute such payments to the purchase contract agent, which in turn will distribute those payments, together with contract adjustment payments received from us, to the holders in whose names the Corporate Units or Treasury Units are registered at the close of business on the record date preceding the date of such distribution.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

General

Except as described under ‘‘— Book-Entry System’’ below, payments on the Corporate Units and Treasury Units will be payable, the purchase contracts will be settled and transfers of the Corporate Units and Treasury Units will be registrable at the offices of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units or Treasury Units do not remain in book-entry only form, we have the option to make payments on the Corporate Units and Treasury Units by check mailed to the address of the person entitled thereto as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

Shares of our common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the U.S. Bankruptcy Code, see ‘‘Description of the Purchase Contracts — Termination’’) at the offices of the purchase contract agent upon presentation and surrender of the applicable Corporate Unit or Treasury Unit certificate, if in certificated form.

If Corporate Units or Treasury Units are in certificated form and a holder fails to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the certificate evidencing the holder’s Corporate Units or Treasury Units, if in certificated form, to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented, if in certificated form, or the holder provides the evidence and indemnity described above.

No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection therewith.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

Modification

The purchase contract and pledge agreement will contain provisions permitting us and the purchase contract agent and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to adjustments in the maximum daily amount and reference price due to consolidations, mergers or other reorganization events consistent with ‘‘— Recapitalizations, Reclassifications and Changes of Our Common Stock’’ above; and

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the purchase contract and pledge agreement that do not adversely affect the interests of any holders of Equity Units, provided that any amendment made solely to conform the provisions of the purchase contract and pledge agreement to the description of the equity units and the purchase contracts contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders.

The purchase contract and pledge agreement will contain provisions preventing us and the purchase contract agent and the collateral agent, subject to certain limited exceptions, from modifying the terms of the purchase contracts and the purchase contract and pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts. However, no modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

•	change any payment date;

•	change the place or currency of payment or reduce any contract adjustment payments;

•	impair the right to institute suit for the enforcement of a purchase contract or any contract adjustment payment;

•	except as required pursuant to any anti-dilution adjustment, reduce the number of shares of our common stock purchasable under a purchase contract, increase the reference price or the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder’s rights under a purchase contract in any material respect;

•	change the amount or type of collateral required to be pledged to secure a holder’s obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder’s rights in or to such collateral; or

•	reduce the above-stated percentage of outstanding purchase contracts whose holders’ consent is required for the modification or amendment of the provisions of the purchase contracts and the purchase contract and pledge agreement;

provided that if any amendment or proposal would adversely affect only the Corporate Units or only the Treasury Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the immediately preceding six bullets above, all of the holders of such voting group.

No Consent to Assumption; Agreement by Purchasers

Each holder of a Corporate Unit or a Treasury Unit will be deemed under the terms of the purchase contract and pledge agreement, by the purchase of such Corporate Unit or Treasury Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

Merger, Sale or Lease

We will covenant in the purchase contract and pledge agreement that we will not merge or consolidate with any entity or sell, convey, transfer, or otherwise dispose of all or substantially all of our assets unless:

•	either we are the continuing corporation or the successor entity is an entity duly organized under the laws of its jurisdiction of organization and this other entity expressly assumes all of our obligations under the purchase contracts, the purchase contract and pledge agreement, the indenture and the remarketing agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

•	we are not, or such successor entity is not, immediately after such merger, consolidation, sale, conveyance, transfer or other disposition, in default of payment obligations under the purchase contracts, the purchase contract and pledge agreement, the indenture or the remarketing agreement or in material default in the performance of any other obligations thereunder.

In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or limited liability company, such successor corporation or limited liability company shall succeed to and be substituted for us, with the same effect as if it had been named in the purchase contract and pledge agreement as us and we shall be relieved of any further obligation under the purchase contract and pledge agreement and under the Corporate Units and Treasury Units.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment, settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder before a replacement certificate will be issued.

Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the earliest of any early settlement date, any cash merger early settlement date, the purchase contract settlement date or the date on which the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following any of these dates, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contracts and the purchase contract and pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

The Bank of New York, N.A. will be the purchase contract agent and trustee. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units.

The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Information Concerning the Collateral Agent

HSBC Bank USA, N.A. will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and the Treasury Units except for the obligations owed by a pledgee of property to the owner thereof under the purchase contract and pledge agreement and applicable law.

HSBC Bank USA, N.A. and its affiliates maintain banking relationships with us.

The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Miscellaneous

The purchase contract and pledge agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and (2) the enforcement by the purchase contract agent of the rights of the holders of the Corporate Units and Treasury Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

Book-Entry System for Corporate Units and Treasury Units

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in the Corporate Units and Treasury Units so long as the Corporate Units and Treasury Units are represented by global security certificates.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

We will issue the Corporate Units and Treasury Units in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated Corporate Units or Treasury Units upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Corporate Units or Treasury Units. If we determine at any time that the Corporate Units or Treasury Units shall no longer be represented by global security certificates, we will inform the depositary of such determination and the depositary will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units and Treasury Units represented by these certificates for all purposes under the Corporate Units, Treasury Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Corporate Units or the Treasury Units represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units, Treasury Units or the purchase contract and pledge agreement.

All payments on the Corporate Units and Treasury Units represented by the global security certificates and all transfers and deliveries of related convertible notes, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date, or upon early settlement, will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of us or the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interest in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

 DESCRIPTION OF THE NOTES

The description in this prospectus supplement is a summary of some of the terms of our convertible notes and the indenture. The description of the convertible notes and the indenture contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the indenture that has been filed as an exhibit to the registration statement of which this prospectus supplement is a part. Copies of the indenture and the forms of certificates evidencing the convertible notes are available upon request from us.

General

We will issue the convertible notes as a separate series of debt securities under an indenture dated as of November 1, 2002, between us and The Bank of New York Trust Company, N.A., as successor trustee (the ‘‘trustee’’) to JPMorgan Chase Bank, N.A., as supplemented by a supplemental indenture to be dated as of March     , 2007 between us and the trustee. We refer to the convertible notes and all other debt securities issued under the indenture herein as ‘‘indenture securities’’. For the purposes of this section, any reference to the ‘‘indenture’’ shall generally mean the indenture as supplemented by the supplemental indenture relating to the convertible notes.

The indenture permits us to issue an unlimited amount of indenture securities from time to time in one or more series. All indenture securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional indenture securities of such series. Additional indenture securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding indenture securities of such series.

The convertible notes will be issued in an aggregate principal amount of $     (or $     if the underwriters’ over-allotment option is exercised in full). Each Corporate Unit will initially include a $1,000 principal amount convertible note that corresponds to the stated amount of $1,000 per Corporate Unit. The convertible notes will be issued in certificated form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

Except to the limited extent described below under ‘‘— Consolidation, Merger and Sale of Assets’’ and ‘‘— Conversion Rights — Make Whole Amount Upon a Cash Merger,’’ the indenture does not contain any provisions that are intended to protect holders of convertible notes in the event of a highly-leveraged or similar transaction involving us.

Ranking

The convertible notes will be our direct, unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of December 30, 2006, we had $549.1 million of indebtedness that would have ranked equally with the convertible notes, including $31.1 million of commercial paper, $150.0 million aggregate principal amount of the Company’s 3.5% notes due 2007, $200.0 million aggregate principal amount of the Company’s 4.9% notes due 2012, $75.0 million aggregate principal amount of the Company’s 4.5% notes due 2007, $5.6 million of indebtedness under industrial revenue bonds, a $4.8 million guarantee of indebtedness of The Stanley Account Value Plan (an employee benefit plan) and $82.6 million of other indebtedness.

The convertible notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the convertible notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the convertible notes would have any claims to those assets.

Interest

Each convertible note will bear interest initially at an annual rate of 3-month LIBOR, reset quarterly, minus       % on the principal amount from March     , 2007, or from the most recent date to which interest has been paid or provided for, until the purchase contract settlement date. Interest will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, each an ‘‘interest payment date,’’ commencing August 17, 2007, to the person in whose name a convertible note is registered at the close of business on the first day of the month in which the interest payment date falls, which we refer to as a ‘‘record date.’’ Each payment of interest will include interest accrued for the period, which we refer to as an ‘‘interest period,’’ commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date of the convertible notes) to but excluding the applicable interest payment date. Interest on the convertible notes will be computed using the actual number of days in the interest period divided by 360. Regardless of the level of 3-month LIBOR, the interest on the convertible note will not be less than 0% per annum.

On and after the purchase contract settlement date, interest on each convertible note will be payable quarterly in arrears on the interest payment dates, commencing August 17, 2010, at the reset interest rate or, if the interest rate has not been reset, at the annual rate equal to 3-month LIBOR, reset quarterly, minus       %. The interest rate on the convertible notes will be reset in connection with the remarketing as described below under ‘‘— Interest Rate Reset.’’ However, if there is not a successful remarketing of the convertible notes, the interest rate will not be reset and the convertible notes will continue to bear interest at the annual rate equal to 3-month LIBOR minus       %, reset quarterly, all as described below under ‘‘— Interest Rate Reset.’’

If a holder surrenders a convertible note for repurchase by us in accordance with the terms of such convertible note, we will pay accrued and unpaid interest, if any, to the holder that surrenders such convertible note for repurchase. However, if a repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date, and the price paid upon repurchase will be equal to the principal amount of the convertible notes to be repurchased.

If an interest payment date falls on a date that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day.

3-month LIBOR

Prior to the purchase contract settlement date, the annual rate of regular interest payable on the convertible notes will be reset on each interest payment date commencing August 17, 2007. We refer to each February 17, May 17, August 17 and November 17, commencing August 17, 2007 as a LIBOR reset date. If any LIBOR reset date would otherwise be a day that is not a business day, that LIBOR reset date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, the LIBOR reset date will be the immediately preceding business day.

The trustee will determine 3-month LIBOR on the second London banking day preceding the related LIBOR reset date, which we refer to as the LIBOR determination date.

‘‘3-month LIBOR’’ means:

(a)	the rate for the three-month deposits in United States dollars commencing on the related LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR determination date; or

(b)	if no rate appears on the particular LIBOR determination date on the Moneyline Telerate Page 3750, the rate calculated by the trustee as the arithmetic mean of at least two offered quotations obtained by the trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the trustee with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related LIBOR reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that LIBOR determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c)	if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular LIBOR determination date by three major banks in The City of New York selected by the trustee for loans in United States dollars to leading European banks for a period of three months and in principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d)	if the banks so selected by the trustee are not quoting as mentioned in clause (c), 3-month LIBOR in effect on the preceding LIBOR determination date (or % per annum in the case of the reset on August 17, 2007).

‘‘Moneyline Telerate Page 3750’’ means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

‘‘London banking day’’ means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

Maturity

The convertible notes will mature on May 17, 2012 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) repurchased by us at a holder’s option at certain times as described under ‘‘— Repurchase at Option of Holders Upon a Fundamental change’’ below or (2) converted at a holder’s option as permitted under ‘‘— Conversion Rights’’ below. The convertible notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Remarketing

The convertible notes will be remarketed as described under ‘‘Description of the Purchase Contracts — Remarketing.’’

Remarketing of Convertible Notes that are not Included in Corporate Units at the Option of the Holder

On or before the second business day immediately preceding the first remarketing date, holders of convertible notes that are not a part of Corporate Units may elect to have their convertible notes remarketed in the same manner as convertible notes that are a part of Corporate Units by delivering their convertible notes along with a notice of this election to the collateral agent. The collateral agent will hold the convertible notes in an account separate from the collateral account in which the pledged securities will be held. Holders of convertible notes electing to have their convertible notes remarketed will also have the right to withdraw the election on or before the second business day immediately preceding the first remarketing date.

Interest Rate Reset

The interest rate on the convertible notes will be reset on the date of a successful remarketing and the reset rate will become effective on the purchase contract settlement date, which is the settlement date of the remarketing. The reset rate will be the rate determined by the remarketing agents as the annual rate equal to 3-month LIBOR, reset quarterly, plus or minus a spread that the convertible notes should bear in order for the convertible notes to be remarketed to have an aggregate market value on the reset date of at least 100% of the aggregate principal amount of such convertible notes. The reset rate may be equal to or higher than the annual rate of 3-month LIBOR

minus       %, reset quarterly, depending on the results of the remarketing and market conditions at that time, but may not be lower than the annual rate of 3-month LIBOR minus       %, reset quarterly. However, in no event will the reset rate exceed the maximum rate permitted by applicable law. The interest rate on the convertible notes will be reset to the reset rate upon a remarketing regardless of whether the holder elects to participate in the remarketing and whether or not a holder’s convertible notes were part of an Equity Unit at the time of the remarketing.

If the convertible notes are not successfully remarketed, the interest rate will not be reset and the convertible notes will continue to bear interest at an annual rate of 3-month LIBOR, reset quarterly, minus       %.

The remarketing agents are not obligated to purchase any convertible notes that would otherwise remain unsold in the remarketing. None of us, the remarketing agents or any agent of us will be obligated in any case to provide funds to make payment upon tender of convertible notes for remarketing.

Repurchase at Option of Holders Upon a Fundamental change

If a fundamental change, as described below, occurs at any time prior to maturity, holders of separate convertible notes that are not a part of Corporate Units may require us to repurchase their convertible notes in whole or in part for cash equal to 100% of the principal amount of the convertible notes to be repurchased plus unpaid interest, if any, accrued to, but excluding, the repurchase date; provided, however, that if a fundamental change purchase date falls after a record date for the payment of interest and on or prior to the corresponding interest payment date, we will then pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date and the repurchase price will be 100% of the principal amount of the convertible notes.

Within 5 days after the occurrence of a fundamental change, we are obligated to give to the holders of the convertible notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change and the fundamental change purchase date (which may be no earlier than 15 days and no later than 35 days after the date of such notice); provided, that in no event will the fundamental change purchase date be earlier than the fifth business day immediately following the cash merger early settlement date relating to the purchase contracts that are a part of the Corporate Units as described under ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger.’’ We must also deliver a copy of this notice to the trustee. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in The Wall Street Journal or another newspaper of general circulation in The City of New York or on our Internet website, or through such other public medium as we deem appropriate at that time.

To exercise its repurchase right, a holder of convertible notes must deliver to the trustee prior to the close of business on the business day prior to the fundamental change purchase date (i) written notice of such holder’s exercise of its repurchase right and (ii) if the convertible notes are in certificated form, the convertible notes with respect to which the repurchase right is being exercised. If a holder’s convertible notes are part of Corporate Units, to exercise the repurchase right upon a fundamental change, such holder must first separate the convertible notes from the related purchase contracts forming a part of the Corporate Units by either (1) creating Treasury Units or (2) settling the purchase contracts with separate cash as described under ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger’’ above.

A holder’s notice electing to require us to repurchase convertible notes must specify:

•	if such convertible notes are in certificated form, the certificate number(s), or, if such convertible notes are in book-entry form, that such notice complies with appropriate procedures of The Depository Trust Company, referred to herein as ‘‘DTC’’;

•	the portion of the principal amount of convertible notes to be repurchased, in integral multiples of $1,000; provided that the remaining principal amount of convertible notes is in an authorized denomination; and

•	that the convertible notes are to be repurchased by us pursuant to the applicable provisions of the convertible notes.

Holders may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of convertible notes delivers a repurchase notice, it may not thereafter surrender such convertible notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

•	the principal amount of convertible notes in respect of which the repurchase notice is being withdrawn;

•	the certificate number(s) of all withdrawn convertible notes in certificated form or that the withdrawal notice complies with appropriate DTC procedures with respect to all withdrawn convertible notes in book-entry form; and

•	the principal amount of convertible notes, if any, that remains subject to the repurchase notice.

If the convertible notes are in book-entry form, the above notices must comply with all applicable DTC procedures.

Holders electing to require us to repurchase convertible notes must either effect book-entry transfer of convertible notes in book-entry form in compliance with appropriate DTC procedures or deliver the convertible notes in certificated form, together with necessary endorsements, to the paying agent prior to the close of business on the second business day prior to the fundamental change purchase date to receive payment of the repurchase price on the fundamental change purchase date. We will pay the repurchase price on the later of the fundamental change purchase date or the time of delivery of such convertible note.

If the paying agent holds funds sufficient to pay the repurchase price of the convertible notes on the fundamental change purchase date, then on and after such date:

•	such convertible notes will cease to be outstanding;

•	interest on such convertible notes will cease to accrue; and

•	all rights of holders of such convertible notes will terminate except the right to receive the repurchase price.

Such will be the case whether or not book-entry transfer of the convertible notes in book-entry form is made and whether or not convertible notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

A ‘‘fundamental change’’ will be deemed to have occurred at the time that either of the following occurs:

•	a cash merger as described under ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger’’; or

•	our common stock ceases to be listed on a United States national or regional securities exchange for 30 consecutive trading days.

The definition of ‘‘cash merger’’ includes a phrase relating to the sale, lease or other transfer of ‘‘all or substantially all’’ of our consolidated assets. There is no precise, established definition of the phrase ‘‘substantially all’’ under applicable law. Accordingly, the ability of a holder of convertible notes to require us to repurchase its convertible notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.

No convertible notes may be repurchased by us at the option of the holders thereof if the principal amount of the convertible notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date. In addition, we may also be unable to repurchase the convertible notes in accordance with their terms.

To the extent legally required in connection with a repurchase of convertible notes, we will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other required schedule under the Exchange Act.

Put Option Upon Failed Remarketing

If the convertible notes have not been successfully remarketed on or prior to the fourth business day immediately preceding the purchase contract settlement date, holders of convertible notes will have the right to require us to purchase their convertible notes on the purchase contract settlement date, upon at least two business days’ prior notice, at a price equal to the principal amount of such convertible notes. Holders of convertible notes that underlie Corporate Units will be deemed to have exercised such put right as described under ‘‘Description of the Purchase Contract — Remarketing,’’ unless they settle the related purchase contracts with separate cash.

Redemption Rights

We will not have the right to redeem the convertible notes.

No Shareholder Rights for Holders of Convertible Notes

Unless and until converted for shares of our common stock, if any, holders of convertible notes, as such, will not have any rights as shareholders of The Stanley Works (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Conversion Rights

Subject to the conditions described below, holders of separate convertible notes may convert their convertible notes for cash and, if applicable, shares our common stock initially at a conversion rate of            shares of our common stock per $1,000 principal amount of convertible notes (equivalent to an initial price of approximately $                per share of our common stock); provided, however, that if a holder has already delivered a repurchase notice in connection with the occurrence of a fundamental change with respect to a convertible note, the holder may not surrender that convertible note for conversion until the holder has withdrawn the notice in accordance with the terms of the convertible note and the indenture. The amount of cash and, if applicable, shares of our common stock holders will receive upon conversion will be equal to the sum of the note daily settlement amounts (as defined under ‘‘— Conversion Settlement’’) for each of the 20 trading days during the note observation period (as defined under ‘‘— Conversion Settlement’’). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus supplement as the ‘‘applicable conversion rate’’ and the ‘‘applicable conversion price,’’ respectively, and will be subject to adjustment as described below.

Upon a conversion of a convertible note, a holder will not receive any cash payment of interest, except as described below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and our common stock, if any, will be deemed to satisfy all of our obligations with respect to convertible notes tendered for conversion. Accordingly, upon a conversion of convertible notes, any accrued but unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Holders of convertible notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such convertible notes at any time after the close of business on the applicable regular record date. Convertible notes tendered for conversion by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the convertible notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date that is after such record date and on or prior to the business day immediately succeeding such interest payment date, (2) with respect to any conversion on or following the record date immediately preceding the maturity date, or (3) with respect to overdue interest, if any overdue interest exists at the time of conversion with respect to such convertible notes.

If a holder converts convertible notes and we are required to deliver our common stock, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of our common stock upon the conversion, if any, unless the tax is due because the holder requests our common stock to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such common stock.

Only convertible notes that are not a part of Corporate Units may be tendered for conversion. A holder of Corporate Units that seeks to convert the convertibles notes that are a part of those Corporate Units must first separate the convertible notes from the related purchase contract by (1) creating Treasury Units or (2) settling the purchase contract with separate cash as described above under ‘‘Description of the Purchase Contracts.’’ Once a Corporate Unit holder has separated the convertible notes from the related purchase contracts that are a part of the Corporate Unit, the convertible notes will be released from the pledge arrangement and delivered to such holder, who may then tender the convertible note for conversion, subject to the conditions and procedures described in this ‘‘— Conversion Rights’’ section.

To convert a convertible note held in book-entry form, a holder must convert by book-entry transfer to the conversion agent through the facilities of DTC and the conversion notice must comply with all applicable DTC procedures. To convert a convertible note held in certificated form, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the convertible note, and deliver the conversion notice to the conversion agent;

•	surrender the convertible note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	pay all required transfer or similar taxes.

The date you comply with these requirements is the conversion date under the indenture.

Holders may also obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of shares of our common stock, if any, for which any convertible notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day following the last trading day of the applicable observation period. The trustee will initially act as the conversion agent.

If a holder has already delivered a repurchase notice as described under ‘‘— Repurchase at Option of Holders Upon a Fundamental change,’’ with respect to a convertible note, that holder may not tender that convertible note for conversion until the holder has properly withdrawn the repurchase notice.

Make Whole Amount Upon a Cash Merger

If a cash merger occurs (as described under ‘‘Description of the Purchase Contracts — Early Settlement Upon Cash Merger’’) and a holder elects to convert its convertible notes in connection with such transaction, as described below under ‘‘— Conversion Rights — Conversion Upon Specified Transaction,’’ we will increase the applicable conversion rate for the convertible notes surrendered for conversion by a number of additional shares of our common stock (the ‘‘additional cash merger shares’’), as described below. A conversion of convertible notes will be deemed for these purposes to be ‘‘in connection with’’ such a fundamental change if the notice of conversion of the convertible notes is received by the conversion agent from and after the effective date of the fundamental change until the second business day immediately preceding the fundamental change purchase date corresponding to such cash merger, as described below under ‘‘— Conversion Upon Specified Transactions.’’

The number of additional cash merger shares will be determined by reference to the table below and is based on the effective date of the cash merger, which we refer to as the ‘‘effective date,’’ and the price paid for our common stock in connection with such cash merger, which we refer to as the ‘‘stock price.’’

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the convertible notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional cash merger shares will be subject to adjustment in the same manner as the conversion rate as set forth under ‘‘— Conversion Rate Adjustments.’’

The following table sets forth the stock price and number of additional cash merger shares to be added to the applicable conversion rate per $1,000 principal amount of convertible notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$
, 2007
, 2008
, 2009
, 2010
, 2011
, 2012

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1)	if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional cash merger shares will be determined by straight-line interpolation between the number of additional cash merger shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2)	if the stock price is in excess of $ per share of our common stock (subject to adjustment), no additional cash merger shares will be added to the applicable conversion rate; and

(3)	if the stock price is less than $ per share of our common stock (subject to adjustment), no additional cash merger shares will be added to the applicable conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed         per $1,000 principal amount of convertible notes, subject to adjustment as described in ‘‘— Conversion Rate Adjustments.’’

Our obligation to deliver the additional cash merger shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Upon Specified Transactions

If we elect to:

•	distribute to all holders of our common stock any rights, warrants or options entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase our common stock, in any case at an exercise price per share of our common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance; or

•	distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities of us, which distribution has a per share value exceeding 5% of the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the declaration date of such distribution, we must notify the holders of convertible notes at least 25 scheduled trading days prior to the ex-dividend date for such a distribution. Once we have given that notice, holders may surrender their convertible notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or an announcement that such distribution will not take place. The ‘‘ex-dividend date’’ is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of our common stock to its buyer.

No adjustment to the ability of the holders to convert will be made if the holders of convertible notes, as a result of holding the convertible notes, are entitled to participate at the same time as common stock holders participate in such transaction as if such holders of the convertible notes held a number shares of our common stock equal to the conversion rate, multiplied by the principal amount of convertible notes held by such holder, without having to convert their convertible notes.

In addition, upon a fundamental change, a holder may surrender its convertible notes for conversion at any time from and including the effective date of the fundamental change up to and including the second business day immediately prior to the related repurchase date. We will notify holders as promptly as reasonably practicable following the date we publicly announce such event. If the fundamental change is a cash merger, we will adjust the conversion rate for convertible notes tendered for conversion in connection with the transaction, as described above under ‘‘— Make Whole Amount Upon a Cash Merger.’’

Conversion During Specified Period

A holder of convertible notes may surrender its convertible notes for conversion on and after the twenty-second scheduled trading day immediately preceding the maturity date until the close of business on the business day immediately preceding the maturity date for the convertible notes.

Conversion Settlement

Upon a conversion of convertible notes, we will deliver to holders in respect of each $1,000 principal amount of convertible notes being converted, cash, shares of our common stock, or a combination thereof, as described below. Upon surrender of convertible notes for conversion, we will pay, no later than the third trading day following the last trading day of the related note observation period described below, per $1,000 principal amount being converted, a ‘‘note settlement amount’’ that is equal to the sum of the ‘‘note daily settlement amounts’’ for each of the 20 trading days during the note observation period, as described below.

The ‘‘note daily settlement amount,’’ for each of the 20 trading days during the note observation period, will consist of:

•	cash equal to the lesser of (i) $50 and (ii) the daily conversion value on such trading day, as described below; and

•	to the extent the daily conversion value on such trading day exceeds $50, a number of shares (which we call the ‘‘note daily share amount’’), subject to our right to pay cash in lieu of all or a portion of such shares, as described below, equal to (i) the difference between the daily conversion value on such trading day and $50, divided by (ii) the daily VWAP of our common stock for such trading day.

By the close of business on the business day prior to the first scheduled trading day of the applicable note observation period, we may specify a percentage of the note daily share amount that will be settled in cash (which we call the ‘‘cash percentage’’) and we will notify you of such cash percentage by notifying the trustee (which notice we refer to as the ‘‘cash percentage notice’’). With respect to any convertible notes that are converted on or after the 22nd scheduled trading day immediately preceding the maturity date, the cash percentage that we specify for the corresponding note observation period will apply to all such conversions. If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the note daily share amount in respect of each trading day in the applicable note observation period will equal:

•	the cash percentage, multiplied by

•	the note daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by

•	the daily VWAP of our common stock for such trading day.

The number of shares deliverable in respect of each business day in the applicable note observation period will be a percentage of the note daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the note daily share amount for each trading day in such observation period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we must revoke such notice by the close of business on the business day prior to the first scheduled trading day of the applicable note observation period.

We will deliver cash in lieu of any fractional shares of common stock based on the closing price on the last trading day of the note observation period.

‘‘Daily conversion value’’ means, for each of the 20 consecutive trading days during the note observation period, one-twentieth of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such day.

‘‘Daily VWAP’’ for our common stock means, for each of the 20 consecutive trading days during the observation period or note observation period, as the case may be, the per share volume-weighted average price as displayed under the heading ‘‘Bloomberg VWAP’’ on Bloomberg (or any successor service) page SWK.N <Equity> AQR in respect of the period from the scheduled opening of trading on the New York Stock Exchange or, if not then listed on the New York Stock Exchange, on such other primary market or exchange on which our common stock then trades to the scheduled close of trading on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in good faith using a volume-weighted method or by a nationally recognized independent investment banking firm retained for this purpose by us).’’

‘‘Note observation period’’ with respect to any convertible note means the 20 consecutive trading day period beginning on and including the second trading day after the conversion date relating to such convertible note, except that with respect to any convertible note surrendered for conversion during the period beginning on the 22nd scheduled trading prior the maturity date and ending on the business day prior to the maturity date, the ‘‘note observation period’’ means the first 20 trading days beginning on and including the 22nd scheduled trading day prior to such stated maturity date.

We will deliver the settlement amount to converting holders no later than the third business day immediately following the last trading day of the note observation period.

Recapitalizations, Reclassifications and Changes of Our Common Stock

If we are a party to a consolidation, merger, binding share exchange, reclassification or sale or conveyance of all or substantially all of our properties and assets, in each case pursuant to which all of the shares of our common stock are exchanged for cash, securities or other property, then at the effective time of such transaction, each note daily settlement amount and each daily conversion value will be calculated based on the kind and amount of cash, securities or other property that a holder of such a number of shares of our common stock equal to the conversion rate would have received in such transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes shares of our common stock to be exchanged into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Conversion Rate Adjustments

The applicable conversion rate shall be adjusted from time to time as follows:

(1)	If we issue common stock as a dividend or distribution on our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0,

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of our common stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination; and

OS1 = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this paragraph (1) shall become effective as of the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all holders of our common stock any rights, warrants or options entitling them for a period of not more than 45 days after the date of distribution thereof to subscribe for or purchase our common stock, in any case at an exercise price per share of our common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	(OS0 + X)
(OS0 + Y),

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the aggregate number of shares of our common stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise all such rights, warrants or options and (B) the average of the closing prices of our common stock for the 10 consecutive trading days ending on the business day immediately preceding the date of announcement for the issuance of such rights, warrants or options.

For purposes of this paragraph (2), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase our common stock at less than the applicable closing price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by us for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by us. If any right, warrant or option described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.

(3)	If we distribute shares of capital stock, evidences of indebtedness or other assets or property of us to all holders of our common stock, excluding:

(A)	dividends, distributions, rights, warrants or options referred to in paragraph (1) or (2) above;

(B)	dividends or distributions paid exclusively in cash; and

(C)	spin-offs described below in this paragraph (3),

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
(SP0 − FMV),

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by us) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date and the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall become effective as of the open of business on the ex-dividend date for such distribution.

If we distribute to all holders of our common stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (which we refer to as a ‘‘spin-off’’), the conversion rate in effect immediately following the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR1 = CR0 x	(FMV0 + MP0)
MP0,

where:

CR0 = the conversion rate in effect on the 10th trading day immediately following, and including the effective date of the spin-off;

CR1 = the new conversion rate immediately after the 10th trading day immediately following (and including) the effective date of the spin-off;

FMV0 = the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after (and including) the effective date of the spin-off; and

MP0 = the average of the closing prices of our common stock over the first 10 consecutive trading days after (and including) the effective date of the spin-off.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur at the close of business on the 10th trading day from and including the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references within this paragraph (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

If any such dividend or distribution described in this paragraph (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4A)	If any regular, quarterly cash dividend or distribution made to all or substantially all holders of our common stock during any quarterly fiscal period does not equal $0.30 per share (the ‘‘initial dividend threshold’’), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0 − IDT
SP0 − C,

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock

IDT = the initial dividend threshold.

If the denominator of the foregoing fraction is less than $1.00 (including a negative amount) then in lieu of any adjustment under this clause (4A), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the ex-dividend date for such cash dividend or distribution.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the initial dividend threshold for any adjustment made to the conversion rate under this clause (4A).

(4B)	If we pay any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 − C,

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

The reference dividend amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the reference dividend amount for any adjustment made to the conversion rate under this paragraph (4B).

An adjustment to the conversion rate made pursuant to paragraph (4A) or (4B) shall become effective as of the open of business on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in paragraph (4A) or (4B) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would be in effect if such dividend or distribution had not been declared. If the denominator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (4B), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of a share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	(AC + (SP1 x OS1))
(SP1 x OS0),

where:

CR0 = the conversion rate in effect on the trading day on which such tender or exchange offer expires;

CR1 = the conversion rate in effect on the trading day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by us) paid or payable for our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the closing price of our common stock for the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Any adjustment to the conversion rate made pursuant to this paragraph (5) shall become effective on the second day immediately following the date such tender offer or exchange offer expires. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

We currently have a rights plan with respect to our common stock. If we have in effect a rights plan while any convertible notes remain outstanding, holders of convertible notes will receive, upon a conversion of convertible notes, in addition to shares of our common stock, if any, rights under our shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in the rights plan adopted by us have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of convertible notes would not be entitled to receive any rights in respect of our common stock delivered upon conversion of convertible notes, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

In addition to the adjustments pursuant to paragraphs (1) through (5) above, we may increase the conversion rate in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if we have determined that such increase would be in our best interests. If we make such determination, it will be conclusive and we will mail to holders of the convertible notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect in accordance with applicable law.

No adjustment to the conversion rate will be made if holders of the convertible notes, as a result of holding the convertible notes, are entitled to participate at the same time as our common stock holders participate in any of the transactions described above as if such holders of the convertible notes held a number shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of convertible notes held by such holder, without having to convert their convertible notes.

The conversion rate will not be adjusted except as specifically set forth in this ‘‘Conversion Rate Adjustments’’ and in ‘‘— Make Whole Amount.’’ Without limiting the foregoing, the conversion rate will not be adjusted for:

•	the issuance of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of us or those of us and the investment of additional optional amounts in shares of our common stock under any plan;

•	the issuance of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of us;

•	the issuance of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the convertible notes were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or accrued and unpaid interest; and

•	the issuance of limited partnership units by us and the issuance of our common stock or the payment of cash upon redemption thereof.

All required calculations will be made to the nearest cent or 1/1,000th of a share, as the case may be.

In the event of a taxable distribution to holders of shares of our common stock that results in an adjustment to the conversion rate, holders of Corporate Units and convertible notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See ‘‘Material United States Federal Income Tax Considerations—U.S. Holders—Convertible Notes— Constructive Distributions’’ below. In addition, non-U.S. holders of Corporate Units and convertible notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See ‘‘Material United States Federal Income Tax Considerations—Non-U.S. Holders.’’

Calculations in Respect of the Convertible Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the convertible notes. These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the convertible notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the convertible notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of convertible notes upon the request.

Agreement by Purchasers

Each convertible note will provide that, by acceptance of the convertible note, the holder thereof intends that the convertible note constitutes indebtedness and agrees to treat it as indebtedness for United States federal, state and local income and franchise tax purposes.

Payment and Paying Agents

Interest on the convertible notes payable on each interest payment date will be paid to the person in whose name that convertible note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business (whether or not a business day) on the February 1, May 1, August 1 and November 1 immediately preceding the applicable interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is payable. If there has been a default in the payment of interest on any convertible note, other than at maturity, the defaulted interest may be paid to the holder of such convertible note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that convertible note may be listed, if the trustee finds it practicable.

Principal and interest on the convertible notes at maturity will be payable upon presentation of the convertible notes at the corporate trust office of the Bank of New York Trust Company, N.A., in the Borough of Manhattan, The City of New York, as our paying agent. Any cash or common stock payable to the holder upon conversion of the convertible notes will be payable upon delivery by the holder to the paying agent of an irrevocable duly completed and manually signed conversion notice, together, if the convertible notes are in certificated form, with the certificated security, to The Bank of New York Trust Company, N.A., along with appropriate endorsements and transfer documents, if required or, if the convertible notes are in book-entry form, comply with appropriate procedures of DTC, and pay any transfer or similar tax, if required, as required by the supplemental indenture. We may change the place of payment on convertible notes, and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion.

We will pay principal and interest due on convertible notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the beneficial owners of the convertible notes.

Registration and Transfer

The transfer of convertible notes may be registered, and convertible notes may be exchanged for other convertible notes of the same series, in denominations of $1,000 and integral multiples of $1,000 and with the same terms and principal amount, at the offices of the trustee in The City of New York.

We may change the place for registration of transfer and exchange of the convertible notes and may designate additional places for registration and exchange. No service charge will be made for any transfer or exchange of the convertible notes. However, we may require payment to cover any tax or other governmental charge that may be imposed.

Defeasance

The defeasance provisions of the indenture will not apply to the convertible notes.

Limitation on Liens

The indenture provides for certain limitations on our ability to suffer or incur any liens. See ‘‘Description of Debt Securities — Limitation on Liens’’ in the accompanying prospectus.

Limitation on Sale and Lease-back Transactions

The indenture provides for certain limitations on sale and lease-back transactions as described under ‘‘Description of Debt Securities — Limitation on Sale and Lease-back Transactions’’ in the accompanying prospectus.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•	the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation duly organized and existing under the laws its jurisdiction of formation and shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest, if any, on the indenture securities and the performance and observance of the indenture;

•	immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding indenture securities. (The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

In addition to the event of defaults specified in the accompanying prospectus under ‘‘Description of Debt Securities — Events of Default,’’ the following will also be events of default with respect to the convertible notes:

•	default in the payment of any repurchase price due with respect to the convertible notes, when due and payable;

•	failure to deliver cash and, if applicable, our common stock within five days after the due date upon a conversion of convertible notes, together with any cash due in lieu of fractional shares;

•	our failure to issue notice of any event described under ‘‘— Conversion Rights — Conversion Upon Specified Transactions’’ as required under the indenture and such failure continues for five days; and

•	our failure to provide timely notice in connection with a fundamental change.

Notwithstanding the foregoing, the supplemental indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or under the terms of the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the convertible notes in an amount equal to 0.25% of the principal amount of the convertible notes. If we so elect, the extension fee will be payable on all outstanding convertible notes on the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs, which will be the 60th day after notice to us of our failure to so comply. On the 120th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 120th day), the convertible notes will be subject to acceleration as described in the accompanying prospectus under ‘‘Description of Debt Securities — Events of Default.’’ The provisions of the supplemental indenture described in this paragraph will not affect the rights of holders of convertible notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the convertible notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of convertible notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default occurs, which will be the 60th day after notice to us of our failure to so comply.

Modification and Waiver

Without the consent of any holder of indenture securities, including holders of the convertible notes, we and the trustee may enter into one or more supplemental indentures for any of the purposes listed in Section 9.1 of the indenture as described in the accompanying prospectus under ‘‘Description of Debt Securities — Modification and Waiver.’’ In addition, we may, without the consent of any holder of convertible notes, enter into one more supplemental indentures with the trustee to:

•	conform the indenture and the form or terms of the convertible notes to the ‘‘Description of Notes’’ as set forth in this prospectus supplement; and

•	provide for conversion and settlement rights if any reclassification or change of our common stock occurs, consistent with ‘‘— Recapitalization, Reclassification, and Changes of Our Common Stock.’’

Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding indenture securities of each series affected thereby; provided, however, that, in addition to those terms listed in Section 9.2 of the indenture and described in the accompanying prospectus under ‘‘Description of Debt Securities — Modification and Waiver,’’ no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security affected thereby, modify or amend:

•	reduce the fundamental change purchase price of any convertible note or amend or modify in any manner adverse to the holders of convertible notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	reduce the conversion rate or modify the conversion settlement provisions in any manner that is adverse to the holder; or

•	or reduce the additional cash merger shares.

The holders of at least a majority in aggregate principal amount of any series may, on behalf of the holders of all indenture securities of such series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding indenture securities of any series may, on behalf of the holders of all indenture securities of such series, waive any past default and its consequences under the indenture with respect to the indenture securities of such series, except a default:

•	in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to indenture securities of such series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each Indenture Security of any series.

Under the indenture, we will be required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Indenture, Section 10.9.)

Regarding the Trustee

The trustee under the indenture is The Bank of New York Trust Company, N.A. The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

Governing Law

The indenture and the convertible notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Book-Entry Procedures for the Convertible Notes

Convertible notes that are released from the pledge following substitution of collateral or cash settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as ‘‘global securities,’’ registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, convertible notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, convertible notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in the convertible notes so long as the convertible notes are represented by a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of convertible notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing convertible notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

We will issue the convertible notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days. In addition beneficial interests in a global security certificate may be exchanged for definitive certificated convertible notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such convertible notes. If we determine at any time that the convertible notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw such representation by global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global convertible note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for convertible note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

PURCHASE OF CONVERTIBLE NOTE HEDGES AND SALE OF WARRANTS

Concurrently with the pricing of the Corporate Units, we expect to enter into convertible note hedge transactions with respect to our common stock, which we refer to as the purchased options, with affiliates of one or more of the underwriters, whom we refer to as the hedge participants. The purchased options will cover, subject to anti-dilution adjustments substantially identical to those in the notes, up to approximately a number of shares of our common stock equal to the conversion rate multiplied by the number of $1,000 principal amount of convertible notes. Separately and concurrently with the pricing of the Corporate Units, we expect to enter into warrant transactions whereby we will sell to the hedge participants warrants to acquire, subject to anti-dilution adjustments, up to approximately a number of shares of our common stock equal to the conversion rate multiplied by the number of $1,000 principal amount of convertible notes, which we refer to as the sold warrants. The sold warrants expire beginning in August 2012. If the underwriters exercise their over-allotment option to purchase additional Corporate Units, we expect to use from our concurrent offering of unsecured notes due 2010 to enter into additional convertible note hedge transactions with the hedge participants. We may also enter into additional warrant transactions.

The purchased options are designed to eliminate the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the purchased options, at the time of exercise is greater than the strike price of the purchased options, which corresponds to the initial conversion price of notes and is subject to certain adjustments. If, however, the market value per share of our common stock, as measured under the sold warrants, exceeds the strike price of the sold warrants on such dates when the sold warrants may be exercised, the sold warrants will have a dilutive effect on our earnings per share.

The purchased options and sold warrants are separate transactions, entered into by us with each of the hedge participants, are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of Equity Units, you will not have any rights with respect to the purchased options or the sold warrants. For a discussion of the impact of any market or other activity by the option counterparties or their affiliates in connection with the purchased options and sold warrants, see ‘‘Underwriting’’ and ‘‘The Offering — What Hedging transactions will you use in connection with the offering?’’ and ‘‘Risk Factors — The convertible note hedge and warrant transactions may affect the value of the Equity Units, the convertible notes and our common stock.’’

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units (including a component thereof) and our common stock acquired under a purchase contract and upon conversion of a convertible note. Unless otherwise stated, this summary deals only with Equity Units (including a component thereof) and our common stock held as capital assets (generally, assets held for investment) by holders that purchase Equity Units upon original issuance. The tax treatment of a holder may vary depending on the holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, regulated investment companies, persons holding Equity Units, convertible notes, or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, partnerships (or other entities classified as partnerships for United States federal income tax purposes) and their partners, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis.

Holders should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning, and disposing of the Equity Units (including a component thereof) or our common stock, including the application and effect of United States federal, state, local and foreign tax laws.

For purposes of this summary, a ‘‘U.S. Holder’’ is a beneficial owner of Equity Units, convertible notes or common stock that is, for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. A beneficial owner of Equity Units, convertible notes or common stock that is not a U.S. Holder is referred to herein as a ‘‘Non-U.S. Holder.’’ If a partnership (including an entity classified as a partnership for United States federal income tax purposes) beneficially owns Equity Units (including a component thereof) or common stock, the treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of Equity Units (including a component thereof) or common stock that is a partnership and partners in such partnership should consult their own tax advisors as to the tax consequences to them of purchasing, owning and disposing of Equity Units (including a component thereof) or common stock.

U.S. Holders

This subsection describes Material United States federal income tax considerations to U.S. Holders.

Equity Units

Allocation of Purchase Price.    A U.S. Holder’s acquisition of an Equity Unit will be treated as an acquisition of a unit consisting of two components — the convertible note and the purchase contract. The purchase price of each Equity Unit will be allocated between the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a U.S. Holder’s initial tax basis in the convertible note and the purchase contract. We will report as the fair market value of each convertible note all of the purchase price for each Equity Unit and the fair market value of each purchase contract as $0. This position will be binding upon holders (but not on the IRS) unless holders explicitly disclose a contrary position on a statement attached to their timely filed United States federal income tax returns for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, U.S. Holders should allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

Ownership of Convertible Notes or Treasury Securities.    U.S. Holders will be treated as owning the convertible notes or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively, for United States federal income tax purposes. We and, by virtue of their acquisition of Equity Units, holders agree to treat the convertible notes or Treasury securities constituting a part of the Equity Units as owned by holders for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences to a U.S. Holder of owning the convertible notes or Treasury securities are discussed below (see ‘‘— U.S. Holders’’ ‘‘— Convertible Notes,’’ ‘‘— Treasury Securities’’ and ‘‘— Remarketing of Convertible Notes’’).

Sales, Exchanges or Other Taxable Dispositions of Equity Units.    If U.S. Holders sell, exchange or otherwise dispose of Equity Units in a taxable disposition (collectively, a ‘‘disposition’’), they will be treated as having sold, exchanged or disposed of each of the purchase contract and the convertible note or the Treasury securities, as the case may be, that constitute such Equity Units, and the proceeds realized on such disposition will be allocated between the purchase contract and the convertible note or the Treasury securities, as the case may be, in proportion to their respective fair market values. As a result, as to each of the purchase contract and the convertible note or the Treasury securities, as the case may be, U.S. Holders generally will recognize gain or loss equal to the difference between (i) the portion of the proceeds received by holders that is allocable to the purchase contract and the convertible note or the Treasury securities, as the case may be, and (ii) their adjusted tax basis in the purchase contract and such convertible note or Treasury securities, respectively, except to the extent holders are treated as receiving an amount with respect to (a) accrued contract adjustment payments, which amount may be treated as ordinary income to the extent not previously included in income or (b) accrued but unpaid stated interest which is taxable as ordinary interest income if not previously included in such holder’s income. In the case of the Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if holders held the Equity Units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. In the case of the purchase contract, it is unclear whether such gain or loss will be long-term or short-term capital gain or loss even if the applicable holding period is longer than one year. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the convertible notes and for Treasury securities are summarized under ‘‘— U.S. Holders — Convertible Notes — Sales, Exchanges, Remarketing or Other Taxable Dispositions of Convertible Notes’’ and ‘‘— U.S. Holders — Treasury Securities — Sales, Exchanges or Other Taxable Dispositions of Convertible Notes’’ below.

If the disposition of an Equity Unit occurs when the purchase contract has a negative value, U.S. Holders should be considered to have received additional consideration for the convertible note or the Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from their obligations under the related purchase contract. Holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has a negative value. In determining gain or loss, contract adjustment payments that have been received by holders, but have not previously been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments previously included in the holders’ income, but not received by the holders, should increase their adjusted tax basis in the purchase contract (see ‘‘— U.S. Holders — Purchase Contracts — Contract Adjustment Payments’’ below).

Convertible Notes

The discussion in this section will apply to U.S. Holders if they hold convertible notes or Corporate Units that include convertible notes.

Classification of the Convertible Notes.    In connection with the issuance of the convertible notes, Skadden, Arps, Slate, Meagher & Flom LLP, our special counsel, will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the convertible notes will be classified as indebtedness for United States federal income tax purposes. We, and, by virtue of their acquisition of Corporate Units, holders, agree to treat the convertible notes as our indebtedness for United States federal income tax purposes.

Accrual of Qualified Stated Interest and OID.    In general, under applicable Treasury regulations, a debt instrument is considered to be issued with original issued discount (‘‘OID’’) to the extent that the stated redemption price at maturity exceeds its issue price. The issue price of a debt security is the first price at which a substantial amount of debt securities of that class are sold to the public, excluding bond houses, brokers, underwriters or wholesalers. The stated redemption price at maturity of a debt instrument includes the stated principal amount of the debt instrument and any other payments except for payments of ‘‘qualified stated interest.’’ The amount of OID on a debt instrument will be treated as zero if it is less than a prescribed de minimis amount. The holder of a debt instrument issued with OID must include in gross income the sum of the daily portions of OID by allocating to each day during a taxable year a pro rata portion of the OID that accrued during the relevant accrual period. The amount of OID includible in income of a U.S. Holder for an accrual period, generally the period over which interest accrues on the debt instrument, will equal the product of the yield to maturity of the debt instrument and the adjusted issue price of the debt instrument, reduced by any payments of qualified stated interest. The adjusted issue price is the sum of its issue price plus prior accruals of OID, reduced by the total payments made with respect to the debt instrument in all prior periods, other than qualified stated interest payments.

The Treasury regulations provide special rules for certain variable rate debt instruments that provide for interest at one or more qualified floating rates. Under the regulations, U.S. Holders’ accrual of qualified stated interest and OID is computed for each floating rate by calculating a ‘‘value of each rate as of the issue date.’’ Such values are computed by substituting for each floating rate an equivalent fixed rate equal to the value of the floating rate on the issue date. Under the rules, each floating rate must first be converted to an equivalent fixed rate based on the same adjustment interval before being converted to the equivalent fixed rate. These rates must then be used to construct an equivalent fixed-rate debt instrument. Finally, an adjustment must be made in each accrual period for the difference between the actual floating rate and the equivalent fixed rate. This adjustment is treated as qualified stated interest or an offset to qualified stated interest, and the increase or decrease is reflected in the amount actually paid during the accrual period.

Under these Treasury regulations, the convertible notes will constitute variable rate debt instruments, and each of the initial rate and the reset rate will be considered a qualified floating rate. Accordingly, under the above-quoted language from the Treasury regulations and based on general economic and market conditions (financial or otherwise), we have determined that the fixed-rate substitute for the initial rate is     %, the fixed-rate substitute for the reset rate is     %, and the equivalent fixed-rate debt instrument provides for qualified stated interest of     % and has a yield to maturity of     %. U.S. Holders of convertible notes will be required to include OID in income as it accrues on a constant yield basis as described above. U.S. Holders will include qualified stated interest in income when paid or accrued in accordance with their regular method of accounting, and any difference in an actual payment of stated interest and the equivalent fixed rate substitute will be treated as an adjustment to qualified stated interest for the applicable accrual period. Our determination will be binding upon holders (but not on the IRS) unless holders explicitly disclose a contrary position on a statement attached to their timely filed United States federal income tax returns for the taxable year in which convertible notes are acquired.

Tax Basis in Convertible Notes.    A U.S. Holder’s tax basis in a convertible note will equal the portion of the purchase price for the Equity Unit allocated to the convertible note as described above

(see ‘‘— Equity Units — Allocation of Purchase Price’’ above), increased by OID previously included in income and reduced by payments received other than payments of qualified stated interest.

Sales, Exchanges, Remarketing or Other Taxable Dispositions of Convertible Notes.    A U.S. Holder will recognize gain or loss on the disposition of the convertible notes (including upon the remarketing of the convertible notes) in an amount equal to the difference between the amount realized by such holder on the disposition of the convertible notes and such holder’s adjusted tax basis in the notes. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a holder has held its convertible notes for more than a year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of the Convertible Notes into Common Stock.    If a U.S. Holder receives common stock upon a conversion of the convertible notes, the conversion should be treated as a recapitalization and, unless otherwise indicated, the following discussion assumes such treatment is respected. A U.S. Holder will not recognize any loss upon the conversion but will recognize gain on the conversion in an amount equal to the excess, if any, of the sum of cash and the fair market value of the common stock received (other than amounts attributable to accrued interest, which will be treated as such, and cash received in lieu of a fractional share) over the holder’s adjusted tax basis in the convertible notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share). However, in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). Accordingly, a U.S. Holder’s tax basis in the common stock received in such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be the same as the holder’s adjusted tax basis in the convertible notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share), increased by the amount of gain recognized (other than with respect to a fractional share), and the holder’s holding period for such common stock will include the holder’s holding period for the convertible notes that were converted, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference, if any, between the amount of cash a holder receives in respect of the fractional share and the portion of the holder’s tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations.

If the conversion is not treated as a recapitalization, the holder may recognize an amount of gain that is different than the amount described above. In particular, the cash payment received on conversion could be treated as proceeds from a sale of a portion of the note, and taxed in the manner described under ‘‘— Sales, Exchanges or Other Taxable Dispositions of Convertible Notes’’ above. In such case, the holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values. Holders should consult their tax advisors regarding the proper treatment of a conversion.

Constructive Distributions.    The conversion rate of the convertible notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Accordingly, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the convertible notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets generally will result in deemed dividend treatment to holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described in the following paragraph. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Distributions on Common Stock.    If we make distributions with respect to our common stock received upon conversion of a convertible note, the distributions generally will be treated as dividends to a U.S. Holder of our common stock to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder generally will be eligible for this reduced rate only if the holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock, subject to applicable restrictions.

Sale or Other Taxable Disposition of Common Stock.    Upon the sale or other taxable disposition of our common stock received upon conversion of a convertible note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) the holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the holder’s holding period in respect of such common stock is more than one year. For non-corporate holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

Treasury Securities

The discussion in this section will apply to U.S. Holders who hold Treasury Units or Treasury securities.

Original Issue Discount.    If U.S. Holders hold Treasury Units, they will be required to treat their ownership interest in the Treasury securities included in a Treasury Unit as an interest in a bond that was originally issued on the date they acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by holders will generally have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. U.S. Holders will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of their regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A U.S. Holder’s adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in such holder’s gross income.

Sales, Exchanges or Other Taxable Dispositions of Treasury Securities.    As discussed below, in the event that holders obtain the release of Treasury securities by delivering convertible notes to the collateral agent, U.S. Holders generally will not recognize gain or loss upon such substitution. U.S. Holders will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by holders on such disposition and their adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if U.S. Holders held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

Contract Adjustment Payments.    There is no direct authority addressing the treatment, under current law, of the contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments may constitute taxable ordinary income to U.S. Holders when received or accrued, in accordance with their regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as taxable ordinary income to holders. Holders should consult their tax advisors concerning the treatment of contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect a U.S. Holder’s adjusted tax basis in a purchase contract or our common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of an Equity Unit or the termination of a purchase contract. In particular, any contract adjustment payments (i) that have been included in holders’ income, but that have not been paid to them, should increase their adjusted tax basis in the purchase contract and (ii) that have been paid to holders, but that have not been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. See ‘‘— Acquisition of Our Common Stock Under a Purchase Contract,’’ ‘‘— Termination of a Purchase Contract’’ and ‘‘— U.S. Holders — Equity Units — Sales, Exchanges or Other Taxable Dispositions of Equity Units.’’

Acquisition of Our Common Stock Under a Purchase Contract.    U.S. Holders generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to holders in lieu of a fractional share of our common stock. U.S. Holders’ aggregate initial tax basis in our common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of their adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

Ownership of Our Common Stock Acquired Under the Purchase Contract.    Any distribution on our common stock generally will be treated as a dividend to a U.S. Holder of our common stock to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder generally will be eligible for this reduced rate only if the holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock, subject to applicable restrictions. Upon a disposition of our common stock, U.S. Holders generally will recognize capital gain or loss equal to the difference between the amount realized and their adjusted tax basis in the our common stock. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period in respect of such common stock is more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Early Settlement of Purchase Contract.    U.S. Holders will not recognize gain or loss on the receipt of their proportionate share of convertible notes or Treasury securities upon early settlement of a purchase contract, and holders will have the same adjusted tax basis in such convertible notes or Treasury securities as before such early settlement.

Termination of Purchase Contract.    If a purchase contract terminates, U.S. Holders will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and their adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the receipt of such holder’s proportionate share of the convertible notes or Treasury securities upon termination of the purchase contract and will have the same adjusted tax basis in such convertible notes or Treasury securities as before such distribution.

Adjustment to Settlement Rate.    A U.S. Holder may be treated as having received constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of Equity Units in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to U.S. Holders even though holders would not receive any cash related thereto.

Substitution of Treasury Securities to Create Or Recreate Treasury Units

U.S. Holders of Corporate Units who deliver Treasury securities to the collateral agent in substitution for convertible notes will not recognize gain or loss upon their delivery of such Treasury securities or their receipt of the convertible notes. U.S. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and convertible notes, and their adjusted tax bases in the Treasury securities, the convertible notes and the purchase contract will not be affected by such delivery and release.

Substitution of Convertible Notes to Recreate Corporate Units

U.S. Holders of Treasury Units who deliver convertible notes to the collateral agent in substitution for Treasury securities will not recognize gain or loss upon their delivery of such convertible notes or their receipt of the Treasury securities. U.S. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and convertible notes, and their adjusted tax bases in the Treasury securities, the convertible notes and the purchase contract will not be affected by such delivery and release.

Remarketing of Convertible Notes

A remarketing will be a taxable event for U.S. Holders of convertible notes, which will be subject to tax in the manner described under ‘‘— Convertible Notes — Sales, Exchanges, Remarketing or Other Taxable Dispositions of Convertible Notes.’’

Backup Withholding And Information Reporting

Unless U.S. Holders are exempt recipients, such as corporations, interest, OID, contract adjustment payments, and dividends received on, and proceeds received from the disposition of, Equity Units (or any component thereof) or our common stock, as the case may be, may be subject to information reporting and may also be subject to United States federal backup withholding tax if U.S. Holders fail to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable United States information reporting or certification requirements. The backup withholding rate is currently 28%. Any amounts withheld under the backup withholding rules will be allowed as a credit against holders’ United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This subsection describes material United States federal income tax considerations to Non-U.S. Holders.

United States Federal Withholding Tax

United States federal withholding tax will not apply to any payment to a Non-U.S. Holder of principal or interest (including original issue discount and acquisition discount) on the convertible notes or the Treasury securities provided that:

•	in the case of the convertible notes, the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	in the case of the convertible notes, the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	(a) the Non-U.S. Holder provides its name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that it is not a U.S. person or (b) the Non-U.S. Holder holds its convertible notes and Treasury securities through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In general, United States federal withholding tax at a rate of 30% will apply to the dividends, if any (and generally any deemed dividends resulting from certain adjustments or failures to make an adjustment as described under ‘‘— U.S. Holders — Purchase Contracts — Adjustment to Settlement Rate’’ and ‘‘— U.S. Holders — Convertible Notes — Constructive Dividends’’), paid on the shares of common stock acquired under the purchase contract or received upon a conversion of the convertible notes. We intend to withhold at a rate of 30% on any contract adjustment payments made with respect to a purchase contract and any constructive dividends with respect to any convertible notes. It is possible that United States withholding tax on deemed dividends would be withheld from interest (or some other amount) paid to you. If a tax treaty applies you may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments, and constructive or actual dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States are generally not subject to the United States federal withholding tax, but instead are generally subject to United States federal income tax, as described below. In order to claim any such exemption from or reduction in the 30% withholding tax, a Non-U.S. Holder is required to provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with such holder’s conduct of a trade or business in the United States.

In general, United States federal withholding tax will not apply to any gain or income realized by a Non-U.S. Holder on the sale, exchange or other disposition of the Equity Units, purchase contracts, convertible notes, Treasury securities or common stock acquired under the purchase contracts or received upon a conversion of the convertible notes.

United States Federal Income Tax

Any gain or income realized on the disposition by a Non-U.S. Holder of an Equity Unit (including a component thereof) or common stock acquired under the purchase contract or received upon a conversion of the convertible notes generally will not be subject to United States federal income tax unless:

•	such gain or income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the Non-U.S. Holder, by virtue of holding a purchase contract or a convertible note, is considered to own an interest in a U.S. real property holding corporation and does not meet the criteria for exemption from United States federal income tax.

Purchase contracts or shares of our common stock generally will be treated as U.S. real property interests if we are (or, during a specified period, have been) a ‘‘United States real property holding corporation’’ for United States federal income tax purposes. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States (and, if a tax treaty applies, such holder maintains a permanent establishment within the United States), and any income or gain recognized on the convertible notes or the Treasury securities, the purchase contracts or our common stock is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to such permanent establishment), such Non-U.S. Holder will be subject to United States federal income tax (but not withholding tax) on such income or gain on a net income basis in the same manner as if the holder were a U.S. Holder. In addition, in certain circumstances, if a Non-U.S. Holder is a foreign corporation it may be subject to a 30% branch profits tax (or, if a tax treaty applies, such lower rate as provided).

Information Reporting and Backup Withholding

Payments of interest or dividends made by us on, or the proceeds from the sale or other disposition of, the Equity Units (or any component thereof) or shares of common stock generally will be subject to information reporting and United States federal backup withholding at the rate then in effect if a Non-U.S. Holder receiving such payment fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

 UNDERWRITING

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC (the ‘‘Representatives’’) are acting as joint bookrunning managers of this offering, and are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Corporate Units set forth opposite the underwriter’s name.

Underwriter	Number of Corporate Units
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Goldman, Sachs & Co.
UBS Securities LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Corporate Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Corporate Units (other than those covered by the option to purchase additional Corporate Units described below) if they purchase any of the Corporate Units.

If the underwriters sell more purchase contracts and convertible notes represented by Corporate Units than the total number set forth in the table above, the underwriters have an option to buy purchase contracts and convertible notes represented by up to an additional          Corporate Units from us to cover such sales. They may purchase those additional purchase contracts within a 12-day period beginning on the date of first issuance of the Corporate Units. If any purchase contracts and convertible notes represented by Corporate Units are purchased pursuant to this option, the underwriters will severally purchase Corporate Units in approximately the same proportion as set forth above.

Corporate Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Corporate Units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $         per Corporate Unit. If all the Corporate Units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Prior to this offering, there has been no public market for the Corporate Units. We have been advised by the underwriters that the underwriters intend to make a market in the Corporate Units but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Corporate Units.

We, our directors and certain of our executive officers have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. The foregoing sentence shall not apply to (i) our filing a shelf registration statement with respect to such securities, provided that we will not effect any sales of such securities pursuant to such shelf registration statement during the 60 day period described above, (ii) our issuance and sale of common stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan in effect on the date of this prospectus supplement, (iii) our issuance of common stock issuable upon the conversion of securities or the exercise of warrants outstanding on the date of this prospectus supplement, (iv) transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, (v) transfers by such executive officers and directors of shares of our common stock or common stock equivalents as a bona fide gift or by will or intestacy, including transfers to a trust where the beneficiaries of the trust are drawn solely from a group consisting of the executive officer or director, provided that each transferee agrees to be similarly restricted for the 60 day period, (vi) transactions by such executive officer and directors, pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act in existence as of the date of this prospectus supplement; or (vii) the exercise by such officers and directors of options to purchase shares of common stock pursuant to the surrender of options to purchase shares of our common stock to satisfy the applicable aggregate exercise price (and applicable withholding taxes, if applicable) required to be paid upon such exercise. The underwriters in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Corporate Units.

Paid by The Stanley Works
	No exercise	Full Exercise
Per Corporate Unit	$	$
Total	$	$

In connection with this offering, the underwriters may purchase and sell the Corporate Units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales in excess of the number of Corporate Units to be purchased by the underwriters in this offering, which creates a syndicate short position. ‘‘Covered’’ short sales are sales made in an amount up to the number of Corporate Units represented by the underwriters’ option to purchase additional Corporate Units. In determining the source of Corporate Units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase Corporate Units through the option to purchase additional Corporate Units. Transactions to close out the covered syndicate short involve either purchases of Corporate Units in the open market after the distribution has been completed or the exercise of the option to purchase additional Corporate Units. The underwriters may also make ‘‘naked’’ short sales of Corporate Units in excess of the option to purchase additional Corporate Units. The underwriters must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Corporate Units in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase Corporate Units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Corporate Units. They may also cause the price of the Corporate Units to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect to enter into convertible note hedge transactions with affiliates of one or more of the underwriters, whom we refer to as the hedge participants, in connection with the issuance of the convertible notes comprising a part of the Corporate Units. We also intend to enter into warrant transactions with the hedge participants. The convertible note hedge transactions are expected to eliminate potential dilution upon conversion of the notes. However, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants at the time of exercise. We intend to use a portion of the net proceeds of our concurrent offering of unsecured notes due 2010 to pay the net cost of the convertible note hedge and warrant transactions. If the underwriters exercise their over-allotment option to purchase additional Corporate Units, we expect to use proceeds from concurrent offering of unsecured notes due 2010 to enter into additional convertible note hedge transactions. In connection with such exercise, we may also enter into additional warrant transactions.

In connection with establishing its initial hedge of these transactions, the hedge participants have informed us that they or their affiliates expect to enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of our common stock and/or the Equity Units concurrently with or shortly after the pricing of the Equity Units.

The hedge participants or affiliates are likely to modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions prior to the maturity of the convertible notes. In particular, such hedge modification transactions are likely to occur during any note observation period for a conversion of convertible notes. The effect, if any, of these transactions and activities on the market price of our common stock, the Equity Units or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock, the notes and the Equity Units, and as a result, the amount of cash and/or number of shares of our common stock, if any, as well as the value of such shares of our common stock you may receive upon conversion of the convertible notes or upon settlement of the purchase contracts comprising a part of the Equity Units. See ‘‘Purchase of Convertible Note Hedges and Sale of Warrants,’’ ‘‘The Offering — What hedging transactions will you use in connection with the offering?’’ and ‘‘Risk Factors — The convertible note hedge and warrant transactions may affect the value of the Equity Units, the convertible notes and our common stock.’’

We estimate that our total expenses for this offering will be approximately $                .

The underwriters and their affiliates have from time to time performed, and may in the future perform, various lending, financial advisory and investment banking services for us for which they have received or will receive customary fees and expenses. In particular, Citigroup Global Markets Inc., one of the underwriters, is the lead arranger and book runner of our Credit Facility, and Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is the sole lender under the Credit Facility. Approximately $130 million of the proceeds of our concurrent note offering will be used to repay our outstanding borrowings under our Credit Facility and an additional $       million will be used to pay the net cost of the convertible bond hedge and warrant transactions that we expect to enter into with affiliates of one or more of the underwriters.

This prospectus supplement and the accompanying prospectus, as amended or supplemented, may be used in connection with the early settlement of the purchase contracts and the remarketing of the convertible notes.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

 LEGAL MATTERS

Donald Riccitelli, Corporate Counsel of The Stanley Works and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York are representing The Stanley Works in connection with this offering. The underwriters are being represented by Davis Polk & Wardwell, New York, New York. Mr. Riccitelli beneficially owns options to purchase less than one percent of the of common stock of The Stanley Works.

EXPERTS

The consolidated financial statements of The Stanley Works incorporated by reference in The Stanley Work’s Annual Report (Form 10-K) for the year ended December 30, 2006 (including the schedule appearing therein), and The Stanley Works management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

$900,000,000

The Stanley Works

Common Stock
Preferred Stock
Debt Securities
Warrants
Depositary Shares
Stock Purchase Contracts
and
Stock Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, which may be senior debt securities or subordinated debt securities;

•	warrants to purchase our debt securities, shares of our common stock, shares of our preferred stock, depositary shares or securities of third parties or other rights;

•	depositary shares representing an interest in our preferred stock;

•	stock purchase contracts to purchase shares of our common stock; and

•	stock purchase units, each representing ownership of a stock purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the stock purchase contracts.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see ‘‘Plan of Distribution’’ in this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol ‘‘SWK.’’

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $900,000,000 or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add to, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the heading ‘‘Where You Can Find More Information.’’

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms ‘‘The Stanley Works,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to The Stanley Works and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy all or any portion of this information at the SEC’s principal office in Washington, D.C. , and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices located at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604 and at 233 Broadway, New York, New York 10279, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like The Stanley Works, who file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about The Stanley Works at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of The Stanley Works, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

The SEC allows us to ‘‘incorporate by reference’’ information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that The Stanley Works has previously filed with the SEC. These documents contain important information about The Stanley Works and its finances.

•	Our annual report on Form 10-K for the fiscal year ended January 3, 2004;

•	Our quarterly report on Form 10-Q for the quarter ended April 3, 2004;

•	Our current reports on Form 8-K filed March 17, 2004, March 30, 2004, April 5, 2004, April 9, 2004 and April 26, 2004;

•	The Definitive Proxy Statement of The Stanley Works filed with the Commission on March 29, 2004;

•	The description of our common stock contained in our registration statement on Form 8-A (SEC file No. 001-5224), filed with the SEC on October 29, 1985, and any amendment or report filed for the purpose of updating such description; and

•	The description of the depositary preferred stock purchase rights associated with our common stock contained in our registration statement on Form 8-A (SEC file No. 001-5224), filed with the SEC on March 24, 1986, as amended by Amendment No. 1 thereto on Form 8-A/A, filed with the SEC on January 20, 1988, Amendment No. 2 thereto on Form 8-A/A, filed with the SEC on August 7, 1990, Amendment No. 3 thereto on Form 8-A/A, filed with the SEC on November 7, 1991 and Amendment No. 4 thereto on Form 8-A/A, filed with the SEC on July 23, 2004.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering shall also be deemed to be incorporated herein by reference. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated herein by reference. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

The Stanley Works 1000 Stanley Drive New Britain, Connecticut 06053 Attention: Treasurer (860) 225-5111

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference in this document may include ‘‘forward looking statements’’ within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Those statements are characterized by terminology such as ‘‘believe,’’ ‘‘anticipate,’’ ‘‘should,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘will,’’ ‘‘expects,’’ ‘‘estimates,’’ ‘‘projects,’’ ‘‘positioned,’’ ‘‘strategy’’ and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate, and are not guarantees of future performance.

We have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include, but are not limited to:

•	failure to realize expected benefits of recent acquisitions;

•	inability to maintain current production rates in its manufacturing facilities;

•	failure of marketing and/or sales efforts;

•	inability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage;

•	inability to fulfill demand for new and existing products;

•	failure of acceptance of new products;

•	failure to successfully integrate recently acquired businesses with existing businesses and the failure to achieve the sales plans for such businesses;

•	increasing competition, and changes in trade, monetary and fiscal policies and laws, inflation, currency exchange fluctuations and the impact of dollar/foreign currency exchange rates and interest rates on our competitiveness or the competitiveness of our products;

•	pricing pressure and other changes within competitive markets and the ability to defend market share;

•	continued consolidation of customers in consumer channels and inventory pressures on and from such customers;

•	outcomes of pending and future litigation;

•	events that cause or may cause disruption in distribution and sales networks such as port closures or labor shortages, war, political unrest and recessionary or expansive trends in world economies;

•	future labor disputes;

•	inability to continue improvements in productivity and cost reductions including inventory reductions, payment terms and reducing selling, general and administrative expenses as a percentage of sales;

•	the strength of the United States economy and the strength of foreign currencies;

•	inability to continue to successfully close certain facilities and reduce workforce;

•	failure to increase the efficiency of routine business processes;

•	failure to mitigate the effects of any material cost inflation;

•	availability of vendors to perform outsourced functions; and

•	failure to recruit and train new employees.

Actual results may differ materially from those expressed or implied by forward-looking statements. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, the date of any such document. We do not undertake any obligation to publicly correct or update any forward looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

THE STANLEY WORKS

We were founded in 1843 by Frederick T. Stanley and incorporated in 1852. We are a worldwide producer of tools and security solutions for both consumer and industrial use. Stanley(R) is a brand recognized around the world for quality and value. Our principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and our telephone number is (860) 225-5111.

Our businesses are reported in three business segments: Consumer Products, Industrial Tools and Security Solutions. The Consumer Products segment includes hand tools, consumer mechanic tools and storage units, hardware and home decor. Industrial Tools is comprised of Mac Tools, Proto mechanic tools, pneumatic tools, storage systems, specialty tools, assembly technologies, hydraulic tools and CST/Berger (measuring tools). The Security Solutions segment includes access technologies, Best Access, Blick and Frisco Bay; these businesses manufacture and install automatic doors, and related hardware and products, as well as mechanical and electronic lock sets and access controls.

We believe that we are one of the largest manufacturers of hand tools in the world featuring a broader line than any other toolmaker. We also believe that we are a leader in the manufacture and sale of pneumatic fastening tools and related fasteners to the construction, furniture and pallet industries as well as a leading manufacturer of hydraulic tools used for construction, railroads, utilities and public works. We believe that we are a United States leader in the manufacture and sale of commercial hardware products, mirrored closet doors and hardware for sliding, folding and pocket doors and the United States leader in the manufacture, sale and installation of automatic sliding and swing powered doors.

USE OF PROCEEDS

Except as otherwise set forth in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of short-term indebtedness, and possible business acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

If required, we will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Twelve Months Ended					Three Months Ended
	January 3, 2004	December 28, 2002	December 29, 2001	December 30, 2000	January 1, 2000	April 3, 2004	March 29, 2003
Ratio of Earnings to Fixed Charges(a)	4.30x	7.13x	5.89x	6.68x	5.85x	8.93x	3.53x

(a)	The ratio of earnings to fixed charges is calculated on a total enterprise basis. Earnings represent earnings before income taxes and fixed charges. Fixed charges represent interest incurred plus that portion of rental expense deemed to be interest. The ratios are based solely on historical financial information.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a ‘‘Senior Indenture’’ and subordinated debt securities will be issued under a ‘‘Subordinated Indenture.’’ This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the ‘‘Indentures.’’ The trustee under the Indentures is JPMorgan Chase Bank.

The forms of Indentures are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

As used in this ‘‘Description of Debt Securities,’’ the terms ‘‘The Stanley Works,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to The Stanley Works, a Connecticut corporation, and do not, unless otherwise specified, include the subsidiaries of this Connecticut corporation.

General

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the Subordinated Indenture.

Since our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the notes, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to theinterest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•	if we possess the option to do so, the periods within which and theprices at which we may redeem the debt securities, in whole or inpart, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or inpart, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

Under the Subordinated Indenture, ‘‘Senior Indebtedness’’ means all of our obligations in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money;

•	all obligations guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	all obligations guaranteed by us evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such obligation was created);

•	any obligations of ours as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any of our property or assets (whether or not such obligation is assumed by us).

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

•	any of our indebtedness to our affiliates unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of, or premium, if any, or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property (other than securities of The Stanley Works or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at the least to the extent provided pursuant to these subordination provisions, to the payment of all senior indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ours, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

By reason of this subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

Certain Covenants

Except as set forth below or in any indenture supplemental to the Indentures or in a board resolution of ours establishing a series of securities under the Indentures, the Indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•	contain provisions which would give holders of the notes the right to require us to repurchase their notes in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case ofany other event.

Limitation on Liens

The Senior Indenture will provide that if we or any Restricted Subsidiary shall issue, assume or guarantee any evidence of indebtedness for money borrowed (‘‘Indebtedness’’) secured by a mortgage,

security interest, pledge or lien (‘‘Mortgage’’) on any Principal Property, or shares of stock or Indebtedness of any Restricted Subsidiary, we will secure or cause such Restricted Subsidiary to secure any debt securities issued under the Senior Indenture (the ‘‘Senior Securities’’) equally and ratably with such secured Indebtedness, unless the aggregate amount of all such secured Indebtedness, together with all Attributable Debt outstanding pursuant to the first paragraph of the ‘‘Limitation on Sale and Lease-back Transactions’’ covenant described below, would not exceed 10% of Consolidated Net Worth. The Subordinated Indenture does not contain a similar limitation on liens.

Such limitation will not apply to Indebtedness secured by (a) Mortgages on property of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages on any property existing at the date of the indenture or at the time of acquisition by us or a Restricted Subsidiary (including acquisition through merger or consolidation), (c) Mortgages securing Indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary, (d) purchase money and construction Mortgages entered into within specified time limits, (e) mechanics’ liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of real or personal property from any governmental body pursuant to contract or provision of statute, any other liens, charges and encumbrances incidental to construction, conduct of business or ownership of property of ours or any Restricted Subsidiary which were not incurred in connection with borrowing money, obtaining advances or credits or the acquisition of property and in the aggregate do not materially impair use of any Principal Property or which are being contested in good faith, or (f) any extension, renewal or replacement of any of the aforementioned Mortgages not in excess of the principal amount of such Indebtedness plus the fee incurred in connection with such transaction.

Limitation on Sale and Lease-back Transactions

The Senior Indenture will provide that neither we nor any Restricted Subsidiary may enter into any sale and lease-back transaction involving any Principal Property unless the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the first paragraph of the ‘‘Limitation on Liens’’ covenant described above, would not exceed 10% of Consolidated Net Worth.

Such limitation will not apply to any sale and lease-back transaction if (a) the lease is for a period of not more than three years, (b) the purchaser’s commitment is obtained within a specified period after the acquisition, construction or placing in service of the Principal Property, (c) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or instrumentality or agency thereof, (d) the transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries, (e) we or such Restricted Subsidiary would be entitled as described in ‘‘Limitation on Liens,’’ above, to mortgage such Principal Property without equally and ratably securing the Senior Securities, or (f) we or such Restricted Subsidiary, within 180 days after the effective date of the transaction, apply to the retirement of Senior Securities or other Indebtedness of ours or a Restricted Subsidiary an amount equal to (A) either (i) the lesser of the net proceeds of the sale or transfer or the book value at the date of such sale or transfer of the Principal Property leased, if the transaction is for cash, or (ii) the fair market value of the Principal Property leased, if the transaction is for other than cash, minus (B) the amount equal to the principal amount of Senior Securities delivered to the trustee within such 180 days for cancellation and the principal amount of Indebtedness voluntarily retired (including any premium or fee paid in connection therewith) within such 180 days.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may sell or transfer all or substantially all of our assets to another corporation, provided, among other things, that (a) the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest, if any, on the debt securities issued under either the

Senior Indenture or the Subordinated Indenture and the performance and observance of the indenture and (b) we or such successor corporation shall not immediately thereafter be in default under the indenture.

Definition of Certain Terms

‘‘Restricted Subsidiary’’ means a Subsidiary (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (ii) which owns a Principal Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary or which is primarily engaged in the business of a finance company either on a secured or an unsecured basis.

‘‘Principal Property’’ means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by us or a Restricted Subsidiary, exclusive of (i) motor vehicles, mobile materials-handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includable in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 10% of Consolidated Net Worth or which our board of directors determines is not material to the operation of our business and our Subsidiaries taken as a whole.

‘‘Consolidated Net Worth’’ means the excess over current liabilities of all assets properly appearing on our consolidated balance sheet after deducting the minority interests of others in Subsidiaries. A Subsidiary is defined to mean any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries of ours or by us and one or more Subsidiaries.

‘‘Attributable Debt’’ in respect of any Sale and Lease-Back Transaction means, as of the time of the determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of lease included in such transaction.

Events of Default

The following events are defined in the Indentures as ‘‘Events of Default’’:

•	default in the payment of any installment of interest on any debt securities in such series for 30 days after becoming due;

•	default in the payment of principal or premium, if any, of any debt securities in such series when due;

•	default in the performance of any other covenant for 90 days after notice;

•	involuntary acceleration of the maturity of our indebtedness in excess of $10 million for money borrowed which acceleration shall not be rescinded or annulled or otherwise cured, or which indebtedness shall not be discharged, within 10 days after notice;

•	entry of certain court orders which would require us to make payment sexceeding $25 million and where 60 days have passed since the entry of the order without it having been satisfied or stayed;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default that may be set forth in the supplemental indenture or board resolution with respect to a particular series of debt securities.

If an Event of Default shall occur and be continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities (or such lesser amount as may be provided for in the Securities of such series) of such series may declare the entire principal amount of all the debt securities of such series to be due and payable.

The Indentures will provide that the trustee shall, within 90 days after the occurrence of default with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal or premium, if any, or interest, if any, on any of the debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the debt securities of such series.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the Indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default. No holder of any debt securities of any particular series shall have any right to institute any judicial or other proceeding with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy unless:

•	an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

•	the holders of not less than 25% of the outstanding principal amount of debt securities of a particular series shall have requested thetrustee for such series to institute proceedings in respect of such Event of Default;

•	the trustee shall have been offered reasonable indemnity against its costs, expenses and liabilities in complying with such request;

•	the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding debt securities of such series.

The holders of a majority in principal amount of a particular series of debt securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The Indentures will provide that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of debt securities of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee funds in U.S. dollars or in the foreign currency in which debt securities of such series are payable in an amount sufficient to pay the entire indebtedness on debt securities of such series with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on debt securities of such series and other obligations to register the transfer or exchange of debt securities of such series, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (‘‘defeasance’’) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series of debt securities and any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities (‘‘covenant defeasance’’), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee (i) an opinion of counsel stating that the money and government obligations or other property deposited with the trustee to be held in trust will not be subject to any case or proceeding under any Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Modification and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, debt securities of any series,

•	reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, debt securities of any series,

•	change our obligation to pay additional amounts with respect to debt securities of any series or reduce the amount of the principal of an original issue discount debt securities that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

•	change the redemption provisions of debt securities of any series or adversely affect the right of repayment at the option of any holder of debt securities of any series,

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to debt securities of any series is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of debt securities of any series,

•	reduce the percentage in principal amount of an outstanding series of debt securities, the consent of whose holders is required in order to take certain actions,

•	reduce the requirements for quorum or voting by holders of a particular series of debt securities in Section 15.4 of the Indentures,

•	modify any of the provisions in the Indentures regarding the waiver of past defaults and the waiver of certain covenants by the holders of a particular series of debt securities except to increase any percentage vote required or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby,

•	make any change that adversely affects the right to convert or exchange any series of debt security into or for our common stock or other securities in accordance with its terms, or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the indenture with respect to the debt securities of such series, except a default:

•	in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

Under the Indentures, we will be required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the Indentures and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	We determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Indentures are and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Regarding the Trustee

The trustee under the Indentures is JPMorgan Chase Bank. The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Connecticut Business Corporation Act, or CBCA, our restated certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. See ‘‘Where You Can Find More Information.’’ As used in this ‘‘Description of Capital Stock,’’ the terms ‘‘The Stanley Works,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to The Stanley Works, a Connecticut corporation, and do not, unless otherwise specified, include the subsidiaries of this Connecticut corporation.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, without par value. As of June 30, 2004, we had 81,857,583 shares of our common stock outstanding and no shares of preferred stock outstanding. The number of authorized shares of any class may be increased or decreased by an amendment to our restated certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

Common Stock

Each shareholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, when issued in accordance with their terms will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Connecticut and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 10,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements.

The rights of our shareholders and related matters are governed by the CBCA, the certificate of incorporation, the bylaws and the Rights Agreement, dated January 31, 1996, which is referred to herein as the 1996 Rights Agreement. Provisions of the CBCA, the certificate of incorporation, the bylaws and the 1996 Rights Agreement, which are summarized below, may discourage or make more difficult a takeover attempt that shareholders might consider in their best interest. These provisions may also adversely affect prevailing market prices for our common stock.

Board of Directors

The certificate of incorporation provides that the board of directors will be classified with approximately one-third elected each year. The number of directors will be fixed from time to time by a majority of the total number of directors which we would have at the time such number is fixed if there were no vacancies. The directors elected by the holders of common stock are divided into three classes, designated class I, class II and class III. Each class consists, as nearly as may be possible, of one-third of the total number of such directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the board of directors may be filled by the shareholders or by the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. The certificate of incorporation also provides that directors elected by the holders of common stock may be removed only for cause by the affirmative vote of at least a majority of the votes entitled to be cast thereon.

Shareholder Action by Written Consent; Special Meetings

Under the CBCA our shareholders may take action by written unanimous consent of holders of all of our shares in lieu of an annual or special meeting. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the bylaws.

The bylaws provide that special meetings of shareholders may only be called by:

•	the chairman of the board,

•	the president,

•	the secretary, or

•	the chairman of the board, the president or the secretary upon the written request of the holders of not less than thirty-five percent (35%) of our outstanding voting stock.

In addition, the CBCA provides that a corporation with a class of voting stock registered under the Exchange Act shall hold a special meeting of shareholders if the holders of thirty-five percent (35%) of the votes entitled to be cast on any issue proposed to be considered demand such a meeting.

Advance Notice Requirements for Director Nominations and Other Proposals

Director Nominations.    The bylaws contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of shareholder proposals related to shareholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not less than 30 days prior to the election meeting. Our bylaws require that all directors be shareholders of record.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth some information relating to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business and residence addresses, and the principal occupation or employment of the person;

•	the number of shares of our capital stock which are beneficially owned by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act.

Other Proposals.    In addition to the procedures for nominating directors, the bylaws also contain notice procedures for other shareholder proposals to be brought before an annual meeting. To be timely, we must receive shareholder proposals at least 60 days, but no more than 90 days, prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter that shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

•	the name and record address of that shareholder;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that shareholder;

•	a description of all arrangements or understandings between that shareholder and any other person in connection with the proposal of that business and any material interest of that shareholder in that business; and

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring that business before the meeting.

1996 Rights Agreement

On January 31, 1996, the board of directors declared a dividend distribution of one right for each share of our common stock outstanding on the close of business on March 10, 1996, and we entered into the 1996 Rights Agreement, which sets forth the terms of those rights. Each outstanding share of common stock currently has one half of a share purchase right. Each purchase right may be exercised to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $220.00, subject to adjustment. The rights, which do not have voting rights, expire on March 10, 2006, and may be redeemed by us at a price of $0.01 per right at any time prior to the tenth day following the public announcement that a person has acquired beneficial ownership of 10% or more of the outstanding shares of common stock.

In the event that we are acquired in a merger or other business combination transaction, provision shall be made so that each holder of a right (other than a holder who is a 10%-or-more shareowner) shall have the right to receive, upon exercise thereof, that number of shares of common stock of the surviving company having a market value equal to two times the exercise price of the right. Similarly, if anyone becomes the beneficial owner of more than 10% of the then outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which the independent directors have deemed to be fair and in our best interest), provision will be made so that each holder of a right (other than a holder who is a 10%-or-more shareowner) shall thereafter have the right to receive, upon exercise thereof, common stock (or, in certain circumstances, cash, property or our other securities) having a market value equal to two times the exercise price of the right. At June 30, 2004 there were 40,638,411 outstanding rights. There are 250,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with the rights.

Antitakeover Legislation

We are subject to the provisions of Section 33-844 of the CBCA which prohibits a Connecticut corporation from engaging in a ‘‘business combination’’ with an ‘‘interested shareholder’’ for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person becomes an interested shareholder is approved by our board of directors, and by a majority of our non-employee directors, prior to the date on which the person becomes an interested shareholder. A ‘‘business combination’’ generally includes mergers, asset sales, some types of stock issuances and other transactions resulting in a disproportionate financial benefit to the interested shareholder. Subject to exceptions, an ‘‘interested shareholder’’ is a person who owns 10% or more of our voting power, or is an affiliate or associate of The Stanley Works and owned 10% or more of our voting power within the past five years.

Under our certificate of incorporation, the affirmative vote by the holders of 80% of our outstanding voting stock is required for the approval or authorization of any ‘‘business combination’’ involving an interested shareholder. This voting requirement does not apply if:

•	2/3 of our disinterested directors expressly approve the proposed business combination; or

•	The following conditions are satisfied:

•	The cash and fair market value of other consideration received on a per share basis by each shareholder is no less than the highest share price (or the equivalent value) paid by the interested shareholder in acquiring our capital stock; and

•	A proxy statement is mailed to all shareholders of the corporation for the purpose of soliciting shareholder approval of the business combination.

This 80% vote is required even if no vote or a lesser percentage is required by any applicable laws. Additionally, the affirmative vote of the holders of not less than 80% of our outstanding shares of capital stock is required to modify this section of our certificate of incorporation.

Notwithstanding the 80% vote required by our certificate of incorporation, we are also subject to Section 33-841 and Section 33-842 of the CBCA. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:

•	the holders of 80% of the voting power of the outstanding shares of our voting stock; and

•	the holders of 2/3 of the voting power of the outstanding shares of our voting stock, excluding the voting stock held by the interested shareholder,

unless the consideration to be received by the shareholders meets certain price and other requirements set forth in Section 33-842 of the CBCA or unless the board of directors of the corporation has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.

We are also subject to Section 33-756(d) of the CBCA, requiring directors acting with respect to mergers, sales of assets and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the corporation, specified interests, including those of the corporation’s employees, customers, creditors and suppliers and any community in which any office or other facility of the corporation is located.

Limitation of Liability of Directors

The certificate of incorporation contains provisions permitted under the CBCA relating to the personal liability of directors. The provisions limit the personal liability to us or our shareholders of a director for monetary damages for breach of duty as a director to an amount that is not more than the compensation received by that director for serving us during the year of the violation. Our bylaws provide for the indemnification and reimbursement of, and advances of expenses to, any person that is made a party to an action by reason of the fact that he or she:

•	is or was our director, officer, employee or agent, or

•	served at our request as a director, officer, employee or agent of another corporation.

Our bylaws provide for indemnification of directors and officers to the fullest extent permitted by Connecticut law.

Listing.

Our common stock is listed on the New York Stock Exchange under the symbol ‘‘SWK.’’

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement. As of June 30, 2004, we had no warrants outstanding.

We may issue warrants for the purchase of our debt securities, common stock, preferred stock, depositary shares or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•	the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After your warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the ‘‘Bank Depositary’’). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

General

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to each offering of securities will include:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The offer and sale of the securities described in this prospectus by us, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either

•	on or through the facilities of any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale; or

•	to or through a market maker otherwise than on such exchanges.

Such at-the-market offerings will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

Sales through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.

The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

In addition, we may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters, remarketing firms and other third parties described above to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters, remarketing firms or such other third parties may be required to make. Agents, dealers, underwriters, remarketing firms and such other parties may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP New York, New York and Bruce H. Beatt, Esq., our general counsel, represent us in connection with this registration statement. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Bruce H. Beatt. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering. Mr. Beatt beneficially owns, or has rights to acquire under employee benefit plans, an aggregate of less than one percent of the common stock of The Stanley Works.

EXPERTS

The consolidated financial statements of The Stanley Works and subsidiaries appearing in The Stanley Works’ Annual Report (Form 10K) for the year ended January 3, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

Equity Units
(Initially Consisting              of Corporate Units)

The Stanley Works

Floating Rate Equity Units

P R E L I M I N A R Y    P R O S P E C T U S     S U P P L E M E N T

March     , 2007

Goldman, Sachs & Co.	UBS Investment Bank

Banc of America Securities LLC	Citigroup	Morgan Stanley

Barclays Capital	BNP Paribas	HSBC	Merrill Lynch & Co.